Exhibit 10.24

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated February 12, 2008, is entered into by and among Adtron Corporation, an Arizona corporation (the “Company”), SMART Modular Technologies, Inc., a California corporation (“Buyer”), Armor Acquisition Corporation, an Arizona corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”) and Alan Fitzgerald, as the Equity Holders’ representative (the “Equity Holders’ Representative”).

Recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Arizona Law, Buyer and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

WHEREAS, each of the respective Boards of Directors of the Company, Buyer and Merger Sub (i) has determined that the Merger is fair to and in the best interests of its respective shareholders and has approved this Agreement and the other transactions contemplated hereby and (ii) has recommended the approval and adoption of this Agreement by its respective shareholders in accordance with applicable Law.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, the Company has obtained the irrevocable approval and adoption of this Agreement and the other transactions contemplated hereby by the shareholders of the Company set forth on Annex I (the “Major Shareholders”) pursuant to a written consent in the form of Exhibit B (the “Written Consent”) signed by each Major Shareholder.

WHEREAS, prior to the consummation of the Merger, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, the employee of the Company listed on Annex II (the “Key Employee”) shall enter into employment agreements, assignment of invention agreements and non-competition and non-solicitation agreements in form satisfactory to Buyer and the Key Employee (the “Key Employment Agreements”) with Buyer or an Affiliate of Buyer, which agreements shall be effective as of the Effective Time.

WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenant, restrictions and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, obligations and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  Except as otherwise defined herein, capitalized terms shall have the meanings given in Exhibit A.

ARTICLE 2

THE MERGER

2.1 The Closing; Effect of the Merger.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing,” such date, the “Closing Date”) will be held at a mutually agreeable location on a date that is no later than three (3) Business Days after the satisfaction or, to the extent permitted, waiver of the last of the conditions to the Merger to be satisfied (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions).  Immediately following the Closing, the parties hereto will cause a plan of merger (the “Plan of Merger”) and articles of merger (the “Articles of Merger”) to be delivered for filing to the Arizona Corporation Commission in accordance with Arizona Law.  The Merger shall become effective at such time (the “Effective Time”) as the Plan of Merger and the Articles of Merger are duly filed or at such other time specified in the Articles of Merger.

(b) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Arizona Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub (the “Constituent Corporations”); all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed as provided in Section 10-1106 of Arizona Law; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, in each case in accordance with Arizona Law.

(c) At the Effective Time, (i) the articles of incorporation of the Company in effect at the Effective Time shall be amended to read in its entirety in the form of Annex III, and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Arizona Law; and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (other than any express references to the name of Merger Sub in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with Arizona Law.

(d) From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold such office in accordance with the provisions of Arizona Law and the articles of incorporation and bylaws of the Surviving Corporation.

2.2 Effect of the Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any party or the holder of any of their respective securities:

(i) except as otherwise provided in Section 2.2(a)(ii), each issued and outstanding share of Company Stock (other than the Dissenting Shares) shall be converted into the right to receive an amount of cash, without interest, equal to the Per Share Merger Consideration;

(ii) each share of Company Stock held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled, and no consideration shall be delivered in exchange therefor; and

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, privileges, immunities and franchises as the shares so converted and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

(b) Notwithstanding the foregoing, the parties acknowledge and agree that: (i) the Indemnification Escrow Amount shall be deducted from the amount of the Closing Consideration payable to the Equity Holders pursuant to Article 2, and shall only be payable upon release from the Indemnification Escrow Account in accordance with this Agreement and the Indemnification Escrow Agreement and to the extent not reduced by indemnification payments pursuant to Article 8; and (ii) the Holdback Amount shall be deducted from the amount of the Closing Consideration payable to the Equity Holders pursuant to Article 2, and shall only be payable after resolution of the Final Net Working Capital, in accordance with Section 2.7.

2.3 Treatment of Stock Options.

(a) Vested Options.  At the Effective Time, each outstanding Stock Option that is vested immediately prior to the Effective Time (the “Vested Options”) shall be cancelled, and promptly following the Effective Time, Buyer shall pay, or shall cause to be paid, to each holder of such Vested Options an amount in cash (less any applicable withholding tax) determined by multiplying (i) the excess, if any, of (A) the Per Share Closing Consideration over (B) the applicable per share exercise price of such option by (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time (with respect to each such holder, the “Per Share Vested Option Consideration”). For purposes of the payment of the Earnout Consideration in Section 2.9, a holder of Vested Options shall be considered an “Equity Holder” only if such holder signs an Option Cancellation Agreement in form satisfactory to Buyer and the Company (the “Option Cancellation Agreements”) prior to the Closing Date.

(b) Accelerated Options.  At the Effective Time, those outstanding Stock Options, or a portion thereof, that were not vested immediately prior to the Effective Time shall become vested as of the Effective Time in accordance with the following schedule:

Percentage of Stock Option Acceleration	Length of Employment Service
50%	Less than 12 months
75%	12 months but less than 24 months
100%	24 months or more

At the Effective Time, each outstanding Stock Option shall be cancelled and, with respect to each outstanding Stock Option that becomes vested pursuant to the above schedule (the “Accelerated Options”), following the Effective Time, Buyer shall pay, or shall cause to be paid, each holder of such Accelerated Options an amount in cash (less any applicable withholding tax) determined by multiplying (i) the excess, if any, of (A) the Per Share Closing Consideration over (B) the applicable per share exercise price of such option by (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised the accelerated portion of the option in full immediately prior to the Effective Time (with respect to each such holder, the “Per Share Accelerated Option Consideration”).  For purposes of the payment of the Earnout in Section 2.9, a holder of Accelerated Options shall be considered a “Equity Holder” only if such holder (x) signs an Option Acceleration and Cancellation Agreement in form satisfactory to Buyer and the Company (the “Option Acceleration and Cancellation Agreements”), and (y) does not voluntarily terminate his or her employment with the Surviving Corporation or Buyer and is not terminated for cause through and including the date the Earnout Consideration (if any) is paid by the Buyer pursuant to Section 2.9.

2.4 Payment for Securities.

(a) Paying Agent.  Prior to the Effective Time, Buyer shall enter into an agreement with an entity designated by Buyer and reasonably acceptable to the Company to act as agent for the Equity Holders in connection with the Merger (the “Paying Agent”) for the purposes of exchanging certificates representing shares of Company Stock (the “Certificates”) and shares of Company Stock represented by Vested Options and Accelerated Options, and to receive and distribute the Closing Consideration that the Equity Holders shall become entitled to receive pursuant to this Agreement.  On the Closing Date and prior to the filing of the Plan of Merger and the Articles of Merger, Buyer shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Equity Holders, for payment in accordance with this Agreement through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Closing Consideration (less the Indemnification Escrow Amount and the Holdback Amount) (the “Payment Fund”).  If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which the Equity Holders shall be entitled under this Agreement, Buyer shall, or shall cause the Surviving Corporation to, promptly deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Buyer and the Surviving Corporation shall in any event be liable for payment thereof.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates and Vested Options and Accelerated Options and distribution of the Closing Consideration.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, Buyer shall deliver or cause the Paying Agent to deliver to each record holder, as of immediately prior to the Effective Time, of a Certificate, as set forth in the Determination Certificate, a customary letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in a customary form and agreed to by Buyer and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates, for payment of such holder’s share of the Closing Consideration in accordance with this Article 2.

(ii) Upon surrender to the Paying Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Surviving Corporation or the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Closing Consideration (less such Shareholder’s pro rata portion (in accordance with their Percentage Ownership) of the Indemnification Escrow Amount and the Holdback Amount) for each share formerly represented by such Certificate and such Certificate shall then be cancelled.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the Closing Consideration payable in respect of the Certificates.  Until surrendered as contemplated by this Section 2.4(b)(ii) each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Closing Consideration as contemplated by this Article 2.

(iii) Promptly after the Effective Time, the holder of each Vested Option shall be entitled to receive in exchange therefor the Per Share Vested Option Consideration (less such Stock Option Holder’s pro rata portion (in accordance with their Percentage Ownership) of the Indemnification Escrow Amount and the Holdback Amount and less any applicable withholding tax).  Each Vested Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive Per Share Vested Option Consideration as contemplated by this Article 2.

(iv) Promptly after the Effective Time, the holder of each Accelerated Option shall be entitled to receive in exchange therefor the Per Share Accelerated Option Consideration (less such Stock Option Holder’s pro rata portion (in accordance with their Percentage Ownership) of the Indemnification Escrow Amount and the Holdback Amount and less any applicable withholding tax).  Each Accelerated Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive Per Share Accelerated Option Consideration as contemplated by this Article 2.

(c) No Liability.  Neither Buyer nor any of its Affiliates shall be liable to any Equity Holder for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) Termination of Payment Fund.  Any portion of the Payment Fund made available to the Paying Agent pursuant to this Section 2.4 that remains unclaimed by the Equity Holders six (6) months after the Effective Time, shall be returned to Buyer, upon demand, and any such Equity Holder has not exchanged shares of Company Stock or Stock Options, as the case may be, in accordance with this Section 2.4 prior to that time shall thereafter look only to Buyer for delivery of the Closing Consideration, without any interest thereon.  Any amounts remaining unclaimed by Equity Holders two (2) years after the Effective Time shall be paid to the appropriate Governmental Authority pursuant to the applicable abandoned property, escheat or similar Law.

(e) Withholding Rights.  Each of Buyer, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If Buyer, the Paying Agent or the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer or the Surviving Corporation, as the case may be, made such deduction and withholding.

(f) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the entry by such Person into an indemnification agreement in form reasonably satisfactory to Buyer, or the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due in respect of the shares of Company Stock evidenced by such Certificate, as contemplated by this Article 2.

2.5 Determination Certificate.  On the date that is two (2) Business Days prior to the Effective Time (the “Determination Date”), the Equity Holders’ Representative shall deliver to Buyer and the Paying Agent a certificate in form satisfactory to Buyer and the Equity Holders’ Representative (the “Determination Certificate”) setting forth: (i) (A) the name and the wire transfer account information and mailing address (or other delivery instructions reasonably acceptable to Buyer and the Paying Agent) of each Equity Holder, (B) such Equity Holder’s Percentage Ownership, and (C) the aggregate amount of Closing Consideration payable to such Equity Holder in respect of all of the shares of Company Stock, Vested Options and/or Accelerated Options owned by such Equity Holder, together with the amounts to be withheld from the Closing Consideration (x) pursuant to Section 2.4(e) and (y) representing each such Equity Holder’s pro rata portion (in accordance with their Percentage Ownership) of the Indemnification Escrow Amount and the Holdback Amount; (ii) the Debt Repayment Amount; (iii) the Estimated Payroll Tax Amount; (iv) the Estimated Transaction Expenses Amount; and (v) any supporting schedules and other documentation reasonably requested by Buyer or the Paying Agent.  Buyer and the Paying Agent may rely on the Determination Certificate for all distributions to the Equity Holders pursuant to Article 2, and shall have no responsibility or liability with respect thereto; provided that the distribution instructions of the Equity Holders’ Representative set forth in the Determination Certificate are followed.  From and after the Determination Date, there shall be no further issuances of, or registration of transfers of, shares of Company Stock or Stock Options.  If, after the Effective Time, Certificates or Stock Options are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

2.6 Indemnification Escrow.  At the Effective Time, Buyer shall withhold from the Closing Consideration otherwise payable in connection with the Merger an amount of cash equal to the Indemnification Escrow Amount.  Prior to or simultaneously with the Effective Time, the Equity Holders’ Representative and Buyer shall enter into the Indemnification Escrow Agreement with the Escrow Agent in mutually acceptable form (the “Indemnification Escrow Agreement”).  On the Closing Date and prior to the filing of the Plan of Merger and the Articles of Merger, Buyer shall deposit the Indemnification Escrow Amount in the Indemnification Escrow Account to be managed by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement.  Distributions of any cash from the Indemnification Escrow Amount shall be governed by the terms and conditions of this Agreement and the Indemnification Escrow Agreement (the cash in the Indemnification Escrow Account at any given time, including all accrued interest, being referred to as the “Escrowed Remainder”).  The Indemnification Escrow Amount shall be withheld from each Equity Holder based on such Person’s Percentage Ownership.  Upon the expiration of the Survival Period, the Escrowed Remainder, less any claims pending under Article 8, shall be paid to the Equity Holders in accordance with such Equity Holder’s Percentage Ownership of the Escrowed Remainder.

2.7 Post-Closing Adjustment to Purchase Price.

(a) After the Effective Time, the Equity Holders’ Representative and Buyer shall cooperate and provide each other access to their respective books, records and employees (and those of the Surviving Corporation) as are reasonably requested in connection with the matters addressed in this Section 2.7.  Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Equity Holders’ Representative a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), a certificate based on such Closing Balance Sheet setting forth Buyer’s calculation of the Closing Net Working Capital (the “Closing Net Working Capital Notice”) and a certificate setting forth the Payroll Tax Amount and the Transaction Expenses Amount, together with any supporting schedules and other documentation in connection with such certificate reasonably requested from time to time by the Equity Holders’ Representative.  The Closing Balance Sheet and the calculation of the Closing Net Working Capital shall be prepared in accordance with the principles set forth in Annex IV.

(b) If the Equity Holders’ Representative objects to Buyer’s determination of Closing Net Working Capital, as set forth in the Closing Net Working Capital Notice, then the Equity Holders’ Representative shall provide Buyer written notice thereof, setting forth the Equity Holders’ Representative’s calculation of such amount, along with reasonable supporting information and calculations, within thirty (30) days after receiving the Closing Net Working Capital Notice.  Any such notice of disagreement shall specify those items or amounts as to which the Equity Holders’ Representative disagrees, and the Equity Holders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Working Capital delivered pursuant to Section 2.7(a).  If a notice of disagreement shall be delivered pursuant to this Section 2.7(b), Buyer and the Equity Holders’ Representative shall, during the twenty (20) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital, which amount shall not be less than the amount thereof shown in the Closing Net Working Capital Notice nor more than the amount thereof shown in the Equity Holders’ Representative’s calculation delivered pursuant to this Section 2.7(b).  If, after such twenty (20) day period, the Equity Holders’ Representative and Buyer are unable to agree on the Closing Net Working Capital, such parties shall refer such dispute to a firm of independent public accountants (other than an independent accounting firm used by any of Buyer or the Company within the past five (5) years) mutually acceptable to Buyer and Equity Holders’ Representative (the “Independent Accountants”), which firm shall, acting as an expert and not as an arbitrator, make a final and binding determination of Closing Net Working Capital on a timely basis and shall promptly notify the Equity Holders’ Representative and Buyer in writing of its resolution.  Such final and binding determination of the Closing Net Working Capital (the “Final Net Working Capital”) shall become final and binding in accordance with the terms of this Agreement.  In making such calculation, the Independent Accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of Closing Net Working Capital as to which the Equity Holders’ Representative has disagreed, and shall not have the power to modify or amend any term or provision of this Agreement.  Buyer shall pay all costs and expenses of such review and report if the difference between Final Net Working Capital and Buyer’s calculation of Closing Net Working Capital delivered pursuant to Section 2.7(a) is greater than the difference between Final Net Working Capital and Equity Holders’ Representative’s calculation of Closing Net Working Capital delivered pursuant to this Section 2.7(b); provided that in all other cases, such costs and expenses shall be included in the Transaction Expenses Amount.  If the Equity Holders’ Representative does not object to Buyer’s determination of Closing Net Working Capital within the time period and in the manner set forth in this Section 2.7(b), or if the Equity Holders’ Representative accepts Buyer’s determination of Closing Net Working Capital in writing, then Buyer’s determination of Closing Net Working Capital shall become the Final Net Working Capital and shall become final and binding for all purposes hereunder.

2.8 Holdback; Adjustment of Purchase Price.

(a) Holdback.  At the Effective Time, Buyer shall withhold from the Closing Consideration otherwise payable in connection with the Merger an amount of cash equal to the Holdback Amount.

(b) Definitions.  For purposes of this Agreement:

“Minimum Working Capital” means an amount equal to $1,216,829.

“Payroll Tax Excess” means, if the Payroll Tax Amount is less than the Estimated Payroll Tax Amount, the amount of any such difference.

“Payroll Tax Shortfall” means, if the Payroll Tax Amount is greater than the Payroll Tax Amount, the amount of any such excess.

“Transaction Expenses Excess” means, if the Transaction Expenses Amount is less than the Estimated Transaction Expenses Amount, the amount of any such difference.

“Transaction Expenses Shortfall” means, if the Transaction Expenses Amount is greater than the Estimated Transaction Expenses Amount, the amount of any such excess.

“Working Capital Excess” means, if the Final Net Working Capital is more than 10% greater than the Minimum Working Capital, amount of any such excess above 110% of the Minimum Working Capital.

“Working Capital Shortfall” means, if the Final Net Working Capital is more than 10% less than the Minimum Working Capital, amount of any such difference below 90% of the Minimum Working Capital.

(c) Buyer shall, within five (5) Business Days after Final Net Working Capital is determined pursuant to this Section 2.8, deliver to the Paying Agent an amount in cash equal to the Holdback Amount, (x) less the sum of (i) any Working Capital Shortfall, plus (ii) any Payroll Tax Shortfall, and plus (iii) any Transaction Expenses Shortfall, and (y) plus the sum of (i) any Working Capital Excess, plus (ii) any Payroll Tax Excess, and plus (iii) any Transaction Expenses Excess, which aggregate amount shall then be distributed by the Paying Agent to the Equity Holders in proportion to each such Equity Holder’s Percentage Ownership.  In the event that the sum of the amounts referred to in clause (x) above minus the sum of the amounts amount referred to in clause (y) above is greater than the Holdback Amount, Buyer shall be entitled to recover the amount of such difference by making a claim against the Indemnification Escrow Account.  In the event that the aggregate amount delivered to the Paying Agent pursuant to this Section 2.8(c) is less or greater than the Holdback Amount, such difference shall be treated as an adjustment to the Closing Consideration.

(d) Any amounts not paid when required pursuant to this Section 2.8 shall bear interest from the required date of payment to the date of actual payment at a rate that is 2 percentage points (2%) per annum in excess of the prime rate of interest announced publicly by The Wall Street Journal from time to time as the base rate.

2.9 Earnout

(a) Definitions.  For purposes of this Agreement:

“Net Revenues” means an amount equal to revenues, as calculated in accordance with GAAP and Buyer’s revenue recognition policies as consistently applied, generated in connection with the sale of (i) the Surviving Corporation’s products by the Surviving Corporation’s or Buyer’s sales force to the Surviving Corporation’s Customers or Buyer’s customers, and (ii) the Buyer’s flash-based products by the Surviving Corporation’s or the Buyer’s sales force to the Surviving Corporation’s Customers.

“Gross Profit” means an amount equal to Net Revenues less cost of revenues, as calculated in accordance with GAAP and Buyer’s revenue recognition policies as consistently applied, generated by and expended, respectively, in connection with the sale of (i) the Surviving Corporation’s products by the Surviving Corporation’s or Buyer’s sales force to the Surviving Corporation’s Customers or Buyer’s customers, and (ii) the Buyer’s flash-based products by the Surviving Corporation’s or the Buyer’s sales force to the Surviving Corporation’s Customers.

“EBIT” means earnings before interest and taxes, as calculated in accordance with GAAP and Buyer’s revenue recognition policies as consistently applied, generated by and expended, respectively, in connection with the sale of (i) the Surviving Corporation’s products by the Surviving Corporation’s or Buyer’s sales force to the Surviving Corporation’s Customers or Buyer’s customers, (ii) the Buyer’s flash-based products by the Surviving Corporation’s or the Buyer’s sales force to the Surviving Corporation’s Customers, and (iii) all Buyer’s products (other than those described in clause (ii) above) by the Surviving Corporation’s or Buyer’s sales force to the Surviving Corporation’s Customers.

“Surviving Corporation’s Customers” means customers to whom the Company has sold products prior to the Closing Date and any other customers from whom an RFQ or other sales inquiry documentation is first received by the Company’s or the Surviving Corporation’s sales force.

(b) Earnout Consideration.  In addition to the Closing Consideration, Buyer will, in the event of achievement of the applicable targets set forth in this Section 2.9, pay, or cause to be paid, to the Equity Holders the amounts determined in accordance with this Section 2.9(a), up to $15,000,000 in the aggregate (collectively, the “Earnout Consideration”) as follows:

(i) if the Net Revenues and Gross Profit recognized during calendar year 2008 (the “Earnout Period”) equals or exceeds $16,000,000 and $6,400,000, respectively, an amount equal to $10,000,000 x [Gross Profit – $6,400,000] / [$12,200,000 - $6,400,000] (e.g., if Gross Profit = $12,000,000, then $10,000,000 x [$12,000,000 – $6,400,000] / [$12,200,000 - $6,400,000] = $9,655,172.41), but in no event shall the amount payable under this section exceed $10,000,000;

(ii) if the Net Revenues and EBIT recognized during the Earnout Period equals or exceeds $16,000,000 and $2,200,000, respectively, an amount equal to $3,500,000 x [EBIT – $2,200,000] / [$4,200,000 - $2,200,000] (e.g., if EBIT = $4,000,000, then $3,500,000 x [$4,000,000 – $2,200,000] / [$4,200,000 - $2,200,000] = $3,150,000), but in no event shall the amount payable under this section exceed $3,500,000; and

(iii) if the Surviving Corporation achieves the integration goals to be mutually agreed upon by Buyer and the Equity Holders’ Representative after the date hereof, which agreement shall not be unreasonably withheld; provided that the determination of any satisfaction of such goals shall be made by Buyer in its sole discretion, an amount up to $1,500,000.

(c) Adjustments to Earnout. The calculation of the Earnout Consideration will be subject to the following adjustments :

(i) exclusion of any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the transactions contemplated by this Agreement, including for any federal or state income tax purposes;

(ii) exclusion of all transaction costs of Buyer with respect to or arising out of consummation of the transaction contemplated by this Agreement (including, without limitation, all costs and expenses of arbitrators, accountants, the Paying Agent, legal counsel and financial advisors of Buyer);

(iii) exclusion of all losses in respect of which any Buyer Indemnitee has been actually paid pursuant to a claim for indemnification against the Equity Holders pursuant to Section 8.1;

(iv) exclusion of charges against earnings or resulting from significant changes in accounting principles that are not required by GAAP; and

(v) exclusion of any retention bonuses or other incentive arrangements, in each case, implemented by Buyer at or after the Effective Time.

(d) Earnout Protection Provisions.  During the Earnout Period unless otherwise approved in writing by Equity Holders’ Representative, Buyer agrees to:

(i) use reasonable commercial efforts to cause the Surviving Corporation to operate consistent with past practices, provided such practices are reasonable and customary in the Surviving Corporation’s industry, and in accordance with the operating budget(s) prepared by the Surviving Corporation and approved in writing by Buyer (the “Earnout Budget”);

(ii) leave with the Surviving Corporation at least an amount of working capital necessary operate in the ordinary course and in accordance with the Earnout Budget;

(iii) provide such marketing, research and other information resources, personnel and facilities as the Surviving Corporation may reasonably request to support the Surviving Corporation’s budgeted growth, so long as such requests are consistent with the Earnout Budget;

(iv) use commercially reasonable efforts to cause the Surviving Corporation to preserve its relationships with respect to customers, suppliers, contractors, employees and others having business dealings with the Surviving Corporation;

(v) not increase the level of the Surviving Corporation’s general and administrative expenses due to any “home office” or other similar corporate overhead charge imposed by Buyer (in excess of similar expenses previously paid or incurred by the Surviving Corporation);

(vi) use reasonable commercial efforts to maintain the Surviving Corporation as a separate entity and not combine, consolidate or merge it, or liquidate it, or, except in the ordinary course of business, sell or otherwise dispose of its assets; and

(vii) maintain a system for tracking the Net Revenues, Gross Profits and EBIT for purposes of the calculation of the Earnout Consideration.

(e) Disputes and Payments.

(i) No later than sixty (60) days after the end of the Earnout Period, Buyer shall deliver to the Equity Holders’ Representative a statement setting forth Buyer’s good faith calculation of the Net Revenues, Gross Profits, EBIT and the proposed Earnout Consideration (the “Proposed Earnout Statement”);

(ii) After receipt of the Proposed Earnout Statement, the Equity Holders’ Representative may request, and Buyer will provide to the Equity Holders’ Representative and its accountants and other representatives, upon reasonable notice, reasonable access during normal business hours to, or copies of, as the Equity Holders’ Representative or such accountants and other representatives shall reasonably request, the information (including the books and records of the Surviving Company), data, and work papers used in connection with the calculation of Net Revenues, Gross Profits, EBIT and the Earnout Consideration and the preparation of the Proposed Earnout Statement, and will make its and the Surviving Corporation’s personnel and accountants reasonably available to the Equity Holders’ Representative and its accountants and other representatives to discuss any such information, data, or work papers.

(iii) The Equity Holders’ Representative shall have sixty (60) days from the date that the Equity Holders’ Representative receives the Proposed Earnout Statement (the “Earnout Dispute Period”) to notify Buyer, in writing, as to whether the Equity Holders’ Representative (i) agrees with the Proposed Earnout Statement or (ii) disagrees with such calculations, identifying with reasonable detail the items with which the Equity Holders’ Representative disagrees (an “Earnout Dispute Notice”).

(iv) If the Equity Holders’ Representative fails to deliver an Earnout Dispute Notice to Buyer during the Earnout Dispute Period, the Proposed Earnout Statement and the Earnout Consideration shall be deemed to be final and correct and shall be binding upon each of the parties hereto.

(v) If the Equity Holders’ Representative delivers an Earnout Dispute Notice to Buyer during the Earnout Dispute Period, Buyer and the Equity Holders’ Representative shall, for a period of twenty (20) days from the date the Earnout Dispute Notice is delivered to Buyer (the “Earnout Resolution Period”), use their respective good faith efforts to amicably resolve the items in dispute.  Any items so resolved by them shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.

(vi) If Buyer and the Equity Holders’ Representative are unable to resolve all of the items in dispute during the Earnout Resolution Period, then either the Equity Holders’ Representative or Buyer may refer the items remaining in dispute (the “Remaining Earnout Disputes”) to the Independent Accountants.  Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto.  The referring party shall furnish the Independent Accountants, at the time of such referral, with copies of the Proposed Earnout Statement and the Earnout Dispute Notice.  The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Remaining Earnout Disputes.  The parties hereto shall also, within ten (10) days of the date the Remaining Earnout Disputes are referred to the Independent Accountants, provide the Independent Accountants with a written notice (an “Earnout Position Statement”) describing in reasonable detail their respective positions on the Remaining Earnout Disputes (copies of which shall concurrently be delivered to the other party hereto).  If any party fails to timely deliver its Earnout Position Statement to the Independent Accountants, the Independent Accountants shall resolve the Remaining Earnout Disputes solely upon the basis of the information otherwise provided to them.  The Independent Accountants shall resolve all Remaining Earnout Disputes in a written determination to be delivered to each of the parties hereto within thirty (30) days after such matter is referred to them.  The decision of the Independent Accountants as to the Remaining Earnout Disputes shall be final and binding upon the parties hereto (except to correct manifest clerical or mathematical errors) and shall not be subject to judicial review.  The fees and disbursements of the Independent Accountants shall be apportioned between Buyer and the Equity Holders based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accountants as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accountants.

(vii) Within three (3) Business Days following the date on which the Earnout Consideration is finally determined pursuant to this Agreement (whether through failure of the Equity Holders’ Representative to timely deliver an Earnout Dispute Notice, agreement of the parties, or final determination of any Remaining Earnout Disputes by the Independent Accountants), Buyer shall pay, or cause to be paid, to the Equity Holders the Earnout Consideration in proportion to each such Equity Holder’s Percentage Ownership.

2.10 Dissenting Shares.  Notwithstanding Section 2.2, any shares of Company Stock outstanding immediately prior to the Effective Time and held by a Shareholder immediately prior to the Effective Time who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has demanded appraisal for such shares in accordance with Arizona Law and who has not failed to perfect, withdrawn or otherwise lost the right to appraisal under Arizona Law (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration.  If, after the Effective Time, any holder of Dissenting Shares fails to perfect, withdraws or loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.  The Company shall give Buyer prompt notice of any demands received by the Company prior to the Closing Date for appraisal of shares of Company Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.  Notwithstanding the foregoing, Dissenting Share Payments paid or incurred prior to the Closing Date are referred to herein as “Pre-Closing Dissenting Share Payments” and shall be deducted from the Merger Consideration.  Dissenting Share Payments paid or incurred after the Closing Date are referred to herein as “Post-Closing Dissenting Share Payments” which Buyer shall be entitled to recover under the terms of Article 8.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company.  The Company hereby represents and warrants to Buyer that, subject to Section 11.19, except as set forth in the Company Disclosure Schedule:

(a) Organization, Existence and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  The Company is duly qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.

(b) Consents.  No notice to, or consent, authorization, order or approval of, or filing or registration with, any Governmental Authority or other Person (including any approvals of the U.S. Government, including, without limitation, the Department of Defense, the Air Force and the National Aeronautics and Space Administration, or any other agencies, departments or instrumentalities thereof) is required by the Company in connection with the consummation by the Company of the transactions contemplated by this Agreement or any other document, certificate or instrument to be executed by the Company pursuant to or in connection with this Agreement (collectively, the “Company Documents”).

(c) Power and Authority.  The Company has all necessary power and authority to carry on its business as such business is now being conducted.

(d) Authorization.

(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  Each Company Document to be executed by the Company, when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(ii) At a meeting duly called and held, or by unanimous written consent, the Company’s Board of Directors has unanimously (A) determined that the Merger is fair to and in the best interests of the shareholders of the Company, (B) approved and adopted this Agreement and the transactions contemplated hereby, and (C) resolved to recommend approval and adoption of this Agreement by the shareholders of the Company.

(iii) The affirmative vote of the holders of a majority of the outstanding shares of Company Stock or the unanimous written consent of all of the outstanding shares of Company Stock is the only vote or written consent of the holders of any of the Company’s capital stock necessary in connection with the adoption of this Agreement and the consummation of the Merger (the “Shareholder Approval”).

(iv) The Written Consents delivered concurrently with the execution of this Agreement constitute the valid and effective approval and adoption of this Agreement and the other transactions contemplated hereby by the Major Shareholders.  The Written Consents are and will be as of the Closing in full force and effect.

(e) Conflicts Under Organizational Documents or Laws.  Neither the execution and delivery of this Agreement, the Company Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of (i) any of the terms, conditions or provisions of the articles of incorporation and bylaws of the Company or any resolution adopted by the Company’s Board of Directors or any committee thereof, or (ii) any applicable statute, law (statutory, common or otherwise), ordinance, rule, regulation, mandate, order, writ, injunction, judgment, decree, ruling, charge, or other requirement of, or any agreement with, any Governmental Authority (each, a “Law”).

(f) Conflicts Under Contracts.  Neither the Company nor any of its Subsidiaries is party to, or bound by, any unexpired, undischarged or unsatisfied contract under the terms of which either the execution and delivery of this Agreement or the Company Documents, or the consummation by the Company of the transactions contemplated hereby or thereby, will, with or without notice or lapse of time or both, be a breach, default or an event of acceleration, or cause any other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, will require any consent thereunder, will be grounds for termination, modification or cancellation thereof, or will result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

(g) Equity Interests.  The Company does not hold or beneficially own and has never held or beneficially owned any direct or indirect equity interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any such equity interest, in any Person.

(h) Organizational Documents.  True and complete copies of the articles of incorporation and bylaws of the Company, in each case, as amended and currently in full force and effect, all material stock records, and the corporate minute books of the Company have been made available to Buyer prior to the date hereof.  The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.  The minutes of the Company made available to counsel for Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the shareholders of the Company, the board of directors of the Company (and any committees thereof) since January 1, 2002 until the date hereof.

(i) Capitalization.

(i) The authorized capital stock of the Company consists of (a) 10,000,000 shares of Class A Common Stock, (b) 2,000,000 shares of Class B Common Stock, non-voting, and (c) 1,000,000 shares of Preferred Voting Stock.  As of the date hereof, there are issued and outstanding 3,786,250 shares of Class A Common Stock, no shares of Class B Common Stock, and no shares of Company preferred stock.  Section 3.1(i)(i) of the Company Disclosure Schedule sets forth each holder of shares of Company Stock as of the date hereof, and the number of shares of each class of Company Stock held thereby.  All of the issued and outstanding shares of Company Stock have been validly issued, are fully paid and nonassessable.

(ii) The Company has reserved 2,000,000 shares of Class B Common Stock and 2,000,000 shares of Class A Common Stock for issuance to employees, directors and consultants pursuant to the Company’s stock option plans, of which 163,750 shares of Class A Common Stock and 0 shares of Class B Common Stock are outstanding pursuant to option exercises through the date hereof, 1,409,249 shares of Class A Common Stock and 901,225 shares of Class B Common Stock shares are subject to outstanding unexercised options as of the date hereof and 427,001 shares of Class A Common Stock and 1,098,775 shares of Class B Common Stock remain available for future grant as of the date hereof.  Section 3.1(i)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, the holders of all of the outstanding Stock Options and the number of Stock Options held by each such holder, the vesting schedule for each such Stock Option, whether such Stock Option is an “incentive stock option,” within the meaning of Section 422 of the Code, or a nonqualified stock option and the exercise price for each such Stock Option.  All Stock Options may, by their terms, be treated in accordance with Article 2.

(iii) Section 3.1(i)(ii) of the Company Disclosure Schedule sets forth, the Percentage Ownership of each Equity Holder.

(iv) Except as set forth in this Section 3.1(i) and Section 3.1(i) of the Company Disclosure Schedule, there are no other shares of capital stock or other securities of the Company authorized or outstanding, and there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company or other agreements or commitments of any character, relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company.  There are no voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of capital stock or other securities of the Company.  There are no declared or accrued unpaid dividends with respect to any shares of capital stock or other securities of the Company.

(j) Financial Statements.  Section 3.1(j) of the Company Disclosure Schedule contains true and complete copies of the Financial Statements.  The Financial Statements present fairly in conformity with GAAP applied on a consistent basis (except that the Financial Statements do not include footnotes), the financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby.  The Company maintains accurate books and records reflecting its assets and liabilities in all material respects and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company (including the Financial Statements) in conformity with GAAP.

(k) Title to Assets.  The Company has good title to, or in the case of leased assets, a valid leasehold interest in, its assets, free and clear of any Liens, except for Permitted Liens.  The foregoing shall not apply to Intellectual Property (which is dealt with exclusively in Section 3.1(x)) or Leased Real Estate (which is dealt with exclusively in Section 3.1(w)).

(l) Taxes.

(i) Each of the Company and its Subsidiaries has timely filed all Returns required to be filed on or before the date hereof, and has timely paid, withheld and remitted all Taxes shown thereon as owing.  As of the time of filing, the Returns were true and complete.  No extension of time within which to file any Return has been requested by the Company or any of its Subsidiaries or granted.

(ii) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is liable to any Taxing Authority for all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with and all amounts required to be paid by the Company or any of its Subsidiaries to any such Taxing Authority have been timely paid, withheld and remitted.

(iii) No issues have been raised and no claim, audit, action, suit, proceeding or investigation is currently pending or Threatened by any Taxing Authority in connection with any Tax or Tax Asset.  All deficiencies asserted or assessments made as a result of any examinations of Returns previously filed by the Company or any of its Subsidiaries have been paid, or are reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and reflected as a liability in the Financial Statements.  The charges, accruals and reserves for Taxes with respect to the Company or any of its Subsidiaries reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books.  Since the end of the last period for which the Company ordinarily records items on its books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business.  All information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete.  No adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period.  There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Returns or agreed to any extension of time with respect to Tax assessment or deficiency and neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax.  All Returns filed with respect to Tax years of the Company or any of its Subsidiaries through the Tax year ended December 31, 2003 (in respect of federal corporate income tax) and the Tax year ended December 31, 2002 (in respect of Arizona corporate income tax) have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period.  During the two-year period ending on the date hereof, none of the Company, nor any Affiliate of the Company has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect the Company or any of its Subsidiaries), nor has it, to the extent it may affect or relate to the Company or any of its Subsidiaries, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(v) None of the Returns have been audited and no Returns currently are the subject of audit.  The Company has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries since January 1, 2005.

(vi) Neither the Company nor any of its Subsidiaries is party to or bound by any tax indemnity, tax sharing or tax allocation agreement that would provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability.  Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group.  Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(vii) No jurisdiction where the Company or any of its Subsidiaries does not currently file Returns has asserted that the Company or any of its Subsidiaries is or may be liable for Tax in such jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.  During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code and has not been requested to do so in connection with any transaction or proposed transaction.

(ix) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Post Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre Closing Tax Period.  No Tax Asset of the Company or any of its Subsidiaries is currently subject to a limitation under Section 382 or Section 383 of the Code.  Neither the Company nor any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

(x) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(xi) Except as set forth on Section 3.1(l)(xi) of the Company Disclosure Schedule, no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company or any Affiliate of the Company as an association, corporation or partnership.  The Company is not disregarded as an entity for Tax purposes.

(xii) Notwithstanding anything in this Agreement to the contrary, the Company makes no representation or warranty hereunder with respect to any deferred Tax Asset.

(m) Conduct of Business.  Since the Financial Statements Date, the business of the Company and any of its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as set forth in Section 3.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has:

(i) created, incurred, assumed or suffered to exist any indebtedness for borrowed money or guarantees thereof, other than trade payables incurred in the ordinary course of business;

(ii) incurred any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget for the Company that is attached to Section 3.1(m)(ii) of the Disclosure Schedule (the “Capex Budget”) including those purchased in advance of when they were budgeted to be purchased;

(iii) created or incurred any Lien on any material asset;

(iv) sold, leased or transferred any of its property, except (1) for sales of its inventory and transfers of cash in payment of the Company’s liabilities, all in the usual and ordinary course of business, and (2) as otherwise permitted by this Agreement;

(v) waived any material right other than in the ordinary course of business;

(vi) made any loan, advance or capital contributions to or investment in any Person, except for reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices;

(vii) paid or delayed payment of accounts payable, or collected or delayed collection of accounts receivable, in each case other than in the ordinary course of business consistent with past practices;

(viii) changed any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP;

(ix) made any material change in pricing set or charged to its customers or in pricing set or charged by its vendors;

(x) (A) granted or increased any severance or termination pay to (or amendment to any existing arrangement with) any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (B) increased any benefits payable under any existing severance or termination pay policies or employment agreements, (C) entered into any employment, deferred compensation, severance, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement or arrangement (or amendment of any such existing agreement) with any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (D) established, adopted or amended (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (E) increased any compensation, bonus or other benefits payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (F) granted any stock option, restricted stock or any other stock-based award to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (G) accelerated and/or cashed out any outstanding Stock Option, or (H) engaged in hiring or termination practices that are not in the ordinary course of business consistent with past practices;

(xi) settled, or offered or proposed to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries;

(xii) entered into any transaction or made any commitment with any Affiliate of the Company, other than the payment of employee compensation or expense reimbursements in the ordinary course of business consistent with past practices;

(xiii) entered into any agreement to do any of the things described in the preceding clauses (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement); or

(xiv) otherwise suffered any Material Adverse Effect.

(n) No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Financial Statements Date that, individually or in the aggregate, are not material to the Company or any of its Subsidiaries, and (iii) liabilities directly incurred under the terms of this Agreement.

(o) Contracts.  Section 3.1(o) of the Company Disclosure Schedule contains a list of the following material undischarged, unexpired or unsatisfied written agreements to which the Company or any of its Subsidiaries is a party:

(i) agreements for the employment of any employee;

(ii) consulting agreements providing for annual cash compensation thereunder in excess of $25,000;

(iii) collective bargaining agreements;

(iv) leases or subleases, whether as lessee or sublessee, lessor or sublessor, of personal property, where the lease or sublease provides for an annual rent in excess of $25,000 which cannot be cancelled by the Company without payment or penalty upon notice of sixty (60) days or less;

(v) agreements for the purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets expressly providing for (or which would reasonably be expected to result in) either annual payments by the Company or any of its Subsidiaries of $25,000 or more or aggregate payments by the Company or any of its Subsidiaries of $50,000 or more;

(vi) sales, rental, distribution or other similar agreements providing for the sale, rental or distribution by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other tangible or intangible assets expressly providing for (or which would reasonably be expected to result in) either annual payments to the Company or any of its Subsidiaries of $25,000 or more or aggregate payments to the Company or any of its Subsidiaries of $50,000 or more;

(vii) agreements restricting in any manner the right of the Company or any of its Subsidiaries to compete with any other Person or in any line of business or in any area, restricting the Company’s right to sell to or purchase from any other Person, or restricting the right of any other Person to compete with the Company or any of its Subsidiaries;

(viii) agreements containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

(ix) agreements between the Company or any of its Subsidiaries and any of its Affiliates;

(x) agreements of alliance, agency, representation, distribution, marketing or franchise which cannot be cancelled by the Company without payment or penalty upon notice of sixty (60) days or less;

(xi) loan or credit agreements, pledge agreements, promissory notes, security agreements, mortgages, debentures, indentures, letters of credit and guaranties;

(xii) surety or indemnification agreements;

(xiii) consulting, services, development or collaboration agreements or other agreements for development of products, technologies and/or services for the Company or any of its Subsidiaries;

(xiv) partnership agreements and joint venture agreements;

(xv) agreements, contracts or commitments relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi) agreements relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xvii) agreements (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) (A) between the Company or any of its Subsidiaries and (x)any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (y) any prime contractor to any Governmental Authority or (z) any subcontractor with respect to any contract described in clauses (x) or (y) above, (B) financed by any Governmental Authority, or (C) subject to the rules and regulations of any Governmental Authority concerning procurement;

(xviii) agreements or plans, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, Company securities or debt instruments, or any undertaking, promise or other obligation, written or oral, of the Company to issue any securities, the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xix) any shareholders agreement or similar agreement with or among any shareholders of the Company, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Stock; and

(xx) any other agreements that provide for the receipt or expenditure of more than $50,000 on an annual basis, except agreements for the purchase or sale of goods or rendering of services in the ordinary course of business and leases or subleases of real property (which are dealt with exclusively in Section 3.1(w)).

Each of the agreements, contracts, plans, leases, arrangements or commitments disclosed in Section 3.1(o) of the Disclosure Schedule, or required to be disclosed pursuant to this Section 3.1(o) or which would have been required to be so disclosed had it been in existence as of the date of this Agreement (each, a “Contract”) is a valid and binding agreement of the Company, is in full force and effect and is enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, except as enforceability may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  With respect to each Contract, there exists no (x) default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or (y) event, occurrence or condition that, with the giving of notice or the lapse of time, would give rise to a default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, and other party thereto.  No Person is renegotiating, or has a right (absent any default or breach of a Contract) pursuant to the terms of any Contract to renegotiate, any material amount paid or payable to the Company or any of its Subsidiaries under any Contract or any other material term or provision of any Contract.  Neither the Company n or any of its Subsidiaries has received any written or verbal indication of an intention to terminate any Contract by any of the parties thereto.  True and complete copies of each such Contract has been available to Buyer prior to the date hereof.

(p) Permits.  The Company possesses all material Permits (other than Environmental Permits) that are required in order for the Company or any of its Subsidiaries to conduct its business as presently conducted.  All such Permits are in full force and effect, the Company is in compliance with and no condition exists that with notice or lapse of time or both would constitute a default under, all such Permits, and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(q) Employee Benefit Plans.

(i) Section 3.1(q)(i) of the Disclosure Schedule contains a correct and complete list identifying each Benefit Plan which is sponsored, maintained, administered, contributed to by the Company or any Affiliate thereof and covers any current of former employee, director or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.  Copies of each Benefit Plan and any amendments thereto have been made available to Buyer prior to the date hereof, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been made available to Buyer prior to the date hereof.

(ii) Neither the Company nor any of its Affiliates nor any predecessor thereof does now, or did prior to the date hereof, sponsor, maintain or contribute to any plan subject to Title IV of ERISA.

(iii) Neither the Company nor any of its Affiliates contributes to any multiemployer plans within the meaning of Section 4001(a)(3) of ERISA.

(iv) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

(v) No events have occurred with respect to any Benefit Plan that could result in payment or assessment of any material excise Taxes.

(vi) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued to the prototype sponsor by the IRS and has been so qualified during the period since its adoption, and no event has occurred since the date of such determination that would materially adversely affect such qualification.  Each trust created under any such Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.  Copies of the most recent determination letter of the Internal Revenue Service relating to each such Benefit Plan have been made available to Buyer.  Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by all applicable law, including ERISA and the Code, and there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Benefit Plan before any court or arbitrator or any state, federal or local governmental body, agency or official other than routine claims for benefits.

(vii) Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current officers or employees of the Company or any of its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(viii) All contributions and payments accrued under each Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

(ix) No Benefit Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), could result in the payment to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries.

(x) No payment, right or benefit as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events) would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(xi) Each Benefit Plan which is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code, maintained by the Company on or after January 1, 2005, has been operated in good faith compliance with the requirements of Section 409A of the Code (or an available exemption therefrom).  Since January 1, 2005, no stock options have been granted by the Company or any of its Subsidiaries with an exercise price of less than the fair market value of the underlying stock as of the date such option was granted.

(r) Employees.  Section 3.1(r) of the Disclosure Schedule sets forth a true and complete list of all employees of the Company or any of its Subsidiaries (the “Employees”) together with their respective positions, locations, annual salaries, bonuses and other compensation information.  To the Company’s Knowledge, none of the Employees has indicated that he or she intends to resign or retire as a result of or in connection with the transactions contemplated by this Agreement.  No Employee is represented by any union, works council or other labor organization or is covered under any union, collective bargaining or similar labor agreement.  There are no labor negotiations in process with any labor union relating to the Employees and, to the Knowledge of the Company, there are no efforts in process by any labor union to organize any of the Employees.  There is currently no labor strike, slowdown or stoppage relating to any of the Employees pending or, to the Knowledge of the Company.  There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or similar, non-U.S., state or local body.  Each of the Company and any of its Subsidiaries has complied in all material respects with all applicable Laws relating to labor and employment, including without limitation those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans.

(s) Litigation and Claims.  There is no litigation, claim, proceeding, suit or investigation by or before any Governmental Authority or arbitrator pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries with respect to or affecting the operations, business, properties or assets of the Company or any of its Subsidiaries, or directors, officers or representatives (in their capacity as such) of the Company or any of its Subsidiaries or with respect to the consummation of the transactions contemplated hereby.

(t) Decrees, Orders or Awards.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order, judgment or award of any Governmental Authority with respect to or affecting the Company’s operations, business, properties or assets.

(u) Compliance with Laws.  Except for Environmental Laws (which are exclusively provided for in Section 3.1(u)), neither the Company nor any of its Subsidiaries is in material violation of, or materially delinquent with respect to, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law to which the Company or any of its Subsidiaries, or their respective operations, business or assets are subject including 21 C.F.R. 820.

(v) Environmental Matters.

(i) Each of the Company and any of its Subsidiaries has been and is in compliance with all applicable Environmental Laws and Environmental Permits.

(ii) Each of the Company and any of its Subsidiaries possesses all Environmental Permits which are required for the operation of its business; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(iii) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Company’s Knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law or Hazardous Substance.

(iv) There are no liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Hazardous Substance, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability or obligation.

(v) No polychlorinated biphenyls, radioactive material, lead, asbestos or asbestos containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(vi) No Hazardous Substance has been Released at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(vii) No property now or previously owned, leased or operated by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company’s Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean up.

(viii) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Buyer at least 10 days prior to the date hereof.

(ix) The consummation of the transactions contemplated in this Agreement shall not trigger any requirement for any action, consent or approval, registration, remedial action, or filing under any Environmental Law or Environmental Permit.

(x) For purposes of this Section, the terms “Company” and “Subsidiaries” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

(w) Leased Real Estate.

(i) Neither the Company nor any of its Subsidiaries owns any real property.

(ii) Section 3.1(w)(ii) of the Disclosure Schedule contains a list of all street addresses of the Leased Real Estate, which list is true and complete in all material respects.

(iii) All Leased Real Estate is leased to the Company pursuant to written leases, complete copies of which have been previously delivered to Buyer, and all of which are enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, except as enforceability may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  With respect to each such lease, there exists no (i) default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or (ii) event, occurrence or condition that, with the giving of notice or the lapse of time, would give rise to a default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, and other party thereto.  The Disclosure Schedule sets forth a description of any consent or approval required of any counterparty under the terms of any such lease for the consummation of the transactions contemplated by this Agreement.  To the Knowledge of the Company, the Leased Real Estate is not subject to any leases, subleases or tenancies of any kind, except for the Company’s leases.  The Leased Real Estate constitutes all real property and improvements used in the conduct of its business.

(iv) There are no developments affecting any Leased Real Estate pending or, to the Knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use of any such property or assets.  Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Law.  The plants, buildings, structures and equipment owned by the Company or any of its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.  None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

(x) Intellectual Property.

(i) For purposes of this Agreement, “Intellectual Property” means (A) patents and all proprietary rights associated therewith, (B) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (C) copyrights and designs and all rights associated therewith and the underlying works of authorship, (D) all inventions, processes, formulae, methods, schematics, drawings, blue prints, technology, Software, discoveries, ideas and improvements, (E) all registrations of any of the foregoing and all applications therefor, where the same are registerable and (F) know-how, trade secrets, other proprietary or confidential information and materials, in whatever form or format; and “Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries, and includes without limitation all of the Company Registered Intellectual Property (as defined below).  The Company is the sole and exclusive owner of the Company Intellectual Property, free and clear of any Lien.

(ii) Section 3.1(x)(ii) of the Disclosure Schedule sets forth a list of all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations, Internet domain name registrations, trademark and service mark applications owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”).  All applications for Company Registered Intellectual Property have been properly made and filed, all registrations for Company Registered Intellectual Property are properly registered, and all annuity, maintenance, renewal and other fees relating to any Company Registered Intellectual Property are current.  Effective written assignments constituting an unbroken, complete chain-of-title from the original owner(s) to the Company have been obtained with respect to all of the Company Registered Intellectual Property and have been duly recorded with the appropriate governmental authorities.  None of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Company Intellectual Property is valid and enforceable.

(iii) To the Knowledge of the Company, the Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company or any of its Subsidiaries as currently conducted (the “Necessary Intellectual Property”).  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby herein will not alter, encumber, impair or extinguish any Necessary Intellectual Property or any of the rights of the Company or any of its Subsidiaries therein, other than with respect to commercially available off-the-shelf software generally available on non-discriminatory pricing terms.  There is no claim, action, suit, investigation or proceeding, pending or, to the Knowledge of the Company, Threatened by or before any Governmental Authority (i) challenging or seeking to deny or restrict the rights of the Company in any Necessary Intellectual Property, or (ii) alleging that any services provided, processes used or products manufactured, used, imported, exported or sold by or for the Company or any of its Subsidiaries infringes, violates, injures or otherwise misappropriates any Intellectual Property right of any third party.  Neither the Company nor any of its Subsidiaries has received from any third party an offer to license any Intellectual Property rights of such third party.

(iv) Section 3.1(x)(iv) of the Disclosure Schedule sets forth, in all material respects, a complete and accurate list of all Intellectual Property Licenses.  All Intellectual Property Licenses are in full force and effect, and the Company and any of its Subsidiaries has in all material respects performed its obligations under each Intellectual Property License.

(v) To the Knowledge of the Company, no Person has infringed, injured, misappropriated or otherwise violated any Company Intellectual Property.

(vi) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property that has a value to the Company or any of its Subsidiaries that is contingent upon such Company Intellectual Property remaining confidential.

(vii) Section 3.1(x)(vii) of the Disclosure Schedule contains, to the Knowledge of the Company, a complete and accurate list of all Open Source Software included in any product sold, licensed, or otherwise transferred by or for the Company or any of its Subsidiaries.  For purposes of this Agreement, “Open Source Software” means any Software that requires, as a condition of distribution of such Software or of any derivative thereof, that such Software or derivative be disclosed or distributed in source code form and/or be licensed for the purpose of making derivative works.  By way of example, Open Source Software includes all Software that is licensed or distributed under any of the following or similar licenses: the GNU General Public License (GPL) or Lesser General Public License (LGPL), the Artistic License, the Mozilla Public License (MPL), the Common Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards Source License (SISSL).

(viii) To the Knowledge of the Company, there are no defects in any of the Proprietary Software that would prevent such Proprietary Software from performing in accordance with its user specifications, and there are no viruses, worms, Trojan horses or similar programs in any of the Proprietary Software.

(ix) No party other than the Company possesses any current or contingent rights to any material source code that is part of the Proprietary Software.

(y) Products.  Each of the products produced or sold by the Company or any of its Subsidiaries is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.  There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, and current industry practice with respect to its contents and use.

(z) Inventory.  The inventory of the Company or any of its Subsidiaries, net of applicable reserves, (i) was acquired or produced by the Company or any of its Subsidiaries in the ordinary course of business, (ii) is in the physical possession of the Company or any of its Subsidiaries or in transit to or from a customer or supplier, (iii) has not been pledged as collateral or otherwise subjected to any Lien, and (iv) is not held on consignment.  The inventory of the Company set forth in the Balance Sheet was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company.  Since the Financial Statements Date, the inventory of the Company has been maintained in the ordinary course of business.  All of the inventory recorded on the Balance Sheet consists of, and all inventory of the Company or any of its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and is and will be in quantities sufficient for the normal operation of the business of the Company or any of its Subsidiaries in accordance with past practice.

(aa) Accounts Receivable.  All of the accounts receivable of the Company or any of its Subsidiaries (i) represent amounts receivable, net of applicable reserves, for products delivered or services rendered and (ii) have arisen from bona fide transactions in the ordinary course of business.  All of the accounts receivable of the Company reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to such businesses of the Company as of the Financial Statements Date have been included in the Balance Sheet.

(bb) Brokers.  Except for Houlihan Lokey Howard & Zukin, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Buyer prior to the date hereof, none of the Company nor any of its Affiliates has engaged or otherwise dealt with any broker, finder or other Person in connection with this Agreement or the transactions contemplated hereby that will result in or has resulted in Buyer becoming liable for any commission, fee, or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.  Section 3.1(bb) of the Disclosure Schedule sets forth the Company’s good faith estimate of the Transaction Expenses Amount.

(cc) Bank Accounts; Letters of Credit; Powers of Attorney.  Section 3.1(cc) of the Disclosure Schedule lists (i) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company or any of its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company or any of its Subsidiaries, and (iii) the name and address of each person who has a power of attorney to act on behalf of the Company or any of its Subsidiaries.  The Company has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 3.1(cc) of the Disclosure Schedule.

(dd) U.S. Government Contracts.

(i) For purposes of this Agreement, “Bid” means any written offer by the Company or any of its Subsidiaries that if accepted would lead to a Government Contract, “U.S. Government” means the United States Government and any agencies, instrumentalities and departments thereof (including, without limitation, the Department of Defense, the National Aeronautics and Space Administration or any other agencies, departments or instrumentalities thereof) and “U.S. Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing either:  (A.) between the Company or any of its Subsidiaries and (a) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor of the U.S. Government, or (c) any subcontractor with respect to any contract described in clauses (a) or (b) above; or (B.) financed by the U.S. Government and subject to the rules and regulations of the U.S. Government concerning procurement, federal assistance instrument or Other Transaction.

(ii) The Company and any of its Subsidiaries has complied with all applicable requirements of the U.S. Government Cost Accounting Standards, the Federal Truth in Negotiations Act, the Buy American Act, the Trade Agreements Act, and any other U.S. laws, rules, regulations or orders applicable to any U.S. Government Contract or Bid.

(iii) (A) There are no audits of any U.S. Government Contracts being conducted by the U.S. Government, a prime contractor or any other party to any U.S. Government Contract, other than those conducted in the ordinary course of business, (B) except to the extent finally resolved (and any liability relating thereto has been paid or reflected on the Balance Sheet), neither the Company nor any of its Subsidiaries has with respect to any U.S. Government Contract received any written (1) cure notice or show cause notice (as defined in the Federal Acquisition Regulation Part 49, ¶49.607 (a) and (b)) pursuant to applicable contract default provisions or notice of default, (2) contract termination, whether for default, convenience, cancellation or lack of funding or other reasons, (3) final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy, (4) claim based on assertions of defective pricing or violations of government cost accounting standards or cost principles, (5) request for an equitable adjustment of, or claim by any customer, subcontractor or supplier of the Company or any of its Subsidiaries, (6) disallowance, written questioning or other written challenge of any material direct or indirect costs, or (7) notice of any investigation or enforcement proceeding of a criminal, civil or administrative nature by any investigative or enforcement agency of any government (including any qui tam action brought under the Civil False Claims Act alleging any irregularity, misstatement or omission), and (C) to the Knowledge of the Company, no amount of money due to the Company or any of its Subsidiaries with respect to any U.S. Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company and any of its Subsidiaries is entitled to all progress payments received with respect thereto.

(iv) (A) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of the principals of the Company or any of its Subsidiaries (as defined in the Federal Acquisition Regulation Part 52, ¶52.209-5), is suspended or debarred from doing business with or obtaining export licenses or approvals from any agency of the U.S. Government or is the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.  (B) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their representatives is, or during the past three years has been, under administrative, civil or criminal investigation, indictment or information by the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any U.S. Government Contract or Bid.  (C) During the past year, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a U.S. Government Contract or Bid.

(v) There are no (A) claims pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person arising under or relating to any U.S. Government Contract or (B) material disputes before any court or administrative agency between the Company or any of its Subsidiaries and the U.S. Government under the Contract Disputes Act or any other statute or regulation or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any U.S. Government Contract.

(vi) Neither the Company nor any of its Subsidiaries has received from the U.S. Government or any prime contractor or subcontractor from a U.S. Government any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(vii) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of the principals of the Company or any of its Subsidiaries, has received an unfavorable past performance rating on any U.S. Government Contract.

(ee) Insurance Coverage.  The Company has furnished to Buyer a list of, and furnished or made available prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company or any of its Subsidiaries.  There is no claim by the Company or any of its Subsidiaries under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.  To the Knowledge of the Company, no termination, premium increase, or material alteration, has been threatened with respect to any of such policies or bonds.  The Surviving Corporation shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

(ff) Affiliate Transactions.  No shareholder, director or officer of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no Affiliate or “associate” (or member of any of the “immediate families”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any director or officer of the Company or any of its Subsidiaries, of any shareholder who has nominated or designated a director of the Company or any of its Subsidiaries, or of any other shareholder (but only to the extent arising in connection with such shareholder’s equity investment in the Company), (i) is, or has in the past two years been, involved, directly or indirectly, in any material business arrangement or other material relationship with the Company or any of its Subsidiaries (whether written or oral) (other than relationships arising out of such Person’s capacity as a security holder, director, officer or employee of the Company), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, or (iii) is, or has in the past two years been, engaged, directly or indirectly, in the conduct of the business of the Company or any of its Subsidiaries (other than in such Person’s capacity as a security holder, director, officer or employee of the Company).

(gg) No Indebtedness.  Except as set forth in Section 3.1(gg) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Indebtedness.  Section 3.1(gg) of the Disclosure Schedule sets forth the lender or party owed, the outstanding principal, any accrued and unpaid interest, any other amounts (including any fees, penalties or other amounts) payable with respect to all Indebtedness of the Company or any of its Subsidiaries, including as a result of the Merger and the other transactions contemplated hereby.  Section 3.1(gg) sets forth the Company’s good faith estimate of the aggregate amount of Indebtedness of the Company or any of its Subsidiaries as of the Effective Time.

3.2 Representations and Warranties of Buyer and Merger Sub.  Each of Buyer and Merger represents and warrants to the Company that, subject to Section 11.19, except as set forth in the Buyer and Merger Sub Disclosure Schedule:

(a) Organization, Existence and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  Each of Buyer and Merger Sub is duly qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.

(b) Consents.  No notice to, or consent, authorization, order or approval of, or filing or registration with, any Governmental Authority or other Person is required by the Buyer or Merger Sub in connection with the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement or any other document, certificate or instrument to be executed by Buyer or Merger Sub pursuant to or in connection with this Agreement (collectively, the “Buyer Documents”).

(c) Power and Authority.  Each of the Buyer and Merger Sub has all necessary power and authority to carry on its business as such business is now being conducted.

(d) Authorization.

(i) The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by each of Buyer and Merger Sub of the transactions contemplated have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub enforceable against each of Buyer and Merger Sub in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  Each Buyer Document to be executed by Buyer and/or Merger Sub, when executed and delivered by Buyer and/or Merger Sub, will constitute the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies

(ii) Prior to the Effective Time, at a meeting duly called and held, or by unanimous written consent, (A) Merger Sub’s Board of Directors shall have unanimously determined that the Merger is fair to and in the best interests of the shareholder of Merger Sub, (B) Merger Sub’s Board of Directors shall have approved and adopted this Agreement and the transactions contemplated hereby, and (C) Merger Sub’s Board of Directors shall have resolved to recommend approval and adoption of this Agreement by the shareholder of Merger Sub.

(iii) The Merger Sub written consent of its shareholder delivered concurrently with the execution of this Agreement by Merger Sub shall constitute the valid and effective approval and adoption of this Agreement and the other transactions contemplated hereby by the shareholder of Merger Sub.  Such Merger Sub written consent will be as of the Closing in full force and effect.

(e) Conflicts Under Organizational Documents or Laws.  Neither the execution and delivery of this Agreement, the Buyer Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of (i) any of the terms, conditions or provisions of the articles of incorporation and bylaws of either Buyer or Merger Sub or any resolution adopted by either of Buyer’s or Merger Sub’s Board of Directors or any committee thereof, or (ii) any applicable Law.

(f) Conflicts Under Contracts.  Neither Buyer nor Merger Sub is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note, lease or other instrument under the terms of which either the execution and delivery of this Agreement or the Buyer Documents, or the consummation by each of Buyer or Merger Sub of the transactions contemplated hereby or thereby, will be a breach, default or an event of acceleration, will require any consent thereunder or will be grounds for termination, modification or cancellation, or whereby timely performance by each of Buyer or Merger Sub according to the terms of this Agreement or the Buyer Documents may be prohibited, prevented or delayed.

(g) Litigation.  There is no claim, action, suit, proceeding, arbitration, investigation, hearing or notice of hearing, pending or, to the knowledge of Buyer or Merger Sub, Threatened by or before any Governmental Authority involving or in any way related to Buyer, Merger Sub, or either party’s Affiliates and related to this Agreement or the consummation of the transactions contemplated hereby, nor, to the knowledge of Buyer or Merger Sub, are there any facts that would give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing.

(h) Brokers.  None of Buyer, Merger Sub, or either party’s Affiliates has engaged or otherwise dealt with any broker, finder or other Person in connection with this Agreement or the transactions contemplated hereby that will result in or has resulted in any party becoming liable for any commission, fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

(i) Financing.  Buyer has either (i) sufficient cash and available credit facilities, or (ii) sufficient cash and firm commitments for credit facilities and/or equity contributions, in either case, in an aggregate amount sufficient to pay on a timely basis all of the consideration payable to the Equity Holders as required by this Agreement, and to make all other necessary payments in connection with the transactions contemplated under this Agreement, and to pay all related fees and expenses.  Buyer has no reason to believe that any financing and/or equity contribution, if any, needed by Buyer in connection with the transactions contemplated under this Agreement will not be consummated.

(j) Solvency.  Immediately after giving effect to the purchase and sale of the Shares hereunder, Buyer will not (i) be insolvent (either because the sum of its debts is greater than the fair value of its assets, or because the fair value of its assets is less than the amount required to pay its existing, probable and contingent liabilities), (ii) have insufficient capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.  No transfer of property will be made by Buyer and no obligation incurred by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

(k) Independent Investigation.  Buyer has conducted an independent investigation of the Company and its business operations, assets, liabilities, results of operations, condition (including, operating, environmental and financial condition) and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and is satisfied with the results thereof.  In entering into this Agreement, Buyer has relied solely on the results of its investigation and on the representations and warranties of the Company expressly contained in Section 3.1.

(l) Investment.  Buyer is acquiring the shares of Company Stock hereunder for its own account for investment and without the intent of distributing, granting a participation in, or reselling such Company Stock or any part thereof in any transaction or series of transactions that would constitute a “distribution” within the meaning of the Securities Act.  Buyer understands that the shares of Company Stock have not been registered under the Securities Act or any state securities laws, and thus the Shares are “restricted securities” under applicable United States federal and state securities laws and Buyer must hold such shares indefinitely unless they are properly registered and qualified, or an exemption therefrom is available.

3.3 Limitation on Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR STATEMENT MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES BY ANY TRUSTEE, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY).  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE 4

COVENANTS OF THE PARTIES

4.1 Conduct of the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause any of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key Employees, (iv) maintain satisfactory relationships with its distributors, lenders, suppliers, consultants, customers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, and (vi) continue to make capital expenditures consistent with the Capex Budget.  Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Buyer (which shall be granted in Buyer’s reasonable discretion), the Company shall not, and shall cause any of its Subsidiaries not to:

(a) adopt any change to its articles of incorporation or bylaws;

(b) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities, except in connection with the exercise of any Stock Option granted prior to the date hereof, or (ii) amend any term of any security (in each case, whether by merger, consolidation or otherwise);

(c) split, combine or reclassify any shares of capital stock or other securities of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other securities of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the Company or any of its Subsidiaries;

(d) create, incur or assume any Indebtedness;

(e) create or incur any Lien on any material asset, other than a Permitted Lien;

(f) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the Capex Budget;

(g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;

(h) sell, lease, license or otherwise transfer of any assets, securities or property, in each case, except (i) pursuant to contracts or commitments existing as of the date of this Agreement which have been disclosed to Buyer in accordance with the terms of this Agreement and (ii) sales of products in the ordinary course of business consistent with past practice;

(i) make any loan, advance or capital contribution to or investment in any Person, except in the ordinary course of business consistent with past practice;

(j) pay or delay payment of accounts payable, or collected or delayed collection of accounts receivable, in each case other than in the ordinary course of business consistent with past practices;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(l) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(m) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation, severance, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable Law or Governmental Authority) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, (vi) accelerate and/or cash-out any outstanding Stock Option, or (vii) engage in hiring or termination practices that are not in the ordinary course of business consistent with past practices;

(n) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(o) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries, Buyer or any Affiliate of Buyer;

(p) shorten or lengthen the customary payment terms or other terms of any contracts with customers or suppliers;

(q) enter into any transaction or commitment with any Affiliate, other than the payment of employee compensation or expense reimbursements in the ordinary course of business consistent with past practices;

(r) transfer or license to any Person or entity or otherwise extend, amend or modify in any material respect any Intellectual Property Rights of the Company;

(s) merge or consolidate with any other Person;

(t) enter into any lease, contract or agreement with regard to real property other than (i) renewals of existing leases on a month-to-month basis on terms similar to such existing leases and (ii) new month-to-month leases for sales offices entered into in the ordinary course consistent with past practices;

(u) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated unless such insurance policy is replaced with a substantially equivalent policy;

(v) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or knowingly fail to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(w) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.1, or otherwise agree or commit to do any of the things described in the preceding clauses (a) through (v).

4.2 Shareholder Approvals.  As promptly as practicable, and in any event within ten (10) calendar days, after the date hereof, the Company shall obtain the Shareholder Approval pursuant to obtaining the Written Consent signed by each of the shareholders of the Company, provided that if all such Written Consents shall not have been obtained within five (5) calendar days after the date hereof, a meeting of the shareholders of the Company shall be duly called and held as soon as practicable for such purpose, or, in either case, pursuant to and in strict accordance with the applicable provisions of Arizona Law and the articles of incorporation and bylaws of the Company.  Concurrently with the execution and delivery of this Agreement by Merger Sub, Merger Sub shall obtain shareholder approval in respect of the Merger pursuant to a written consent of its shareholder signed by the Merger Sub’s shareholder, pursuant to and in strict accordance with the applicable provisions of Arizona Law and the articles of incorporation and bylaws of Merger Sub.

4.3 Access to Information.  Subject to any applicable confidentiality agreements with third parties, the Company will, and will cause any of its Subsidiaries to, (i) give to Buyer’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and personnel of or with respect to the Company or any of its Subsidiaries, (ii) furnish to Buyer and such Persons as Buyer shall designate to the Company such financial and operating data and other information as Buyer or such Persons may at any time and from time to time reasonably request, and (iii) instruct the Employees, counsel and financial advisors of the Company to cooperate with Buyer in its investigation of the Company or any of its Subsidiaries.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

4.4 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including all commercially reasonable efforts in connection with (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) encourage the Retained Employees to agree to be employed by Buyer after the Closing.

4.5 Notices of Certain Events.  From the date hereof until the Effective Time, upon the Knowledge of the Company, the knowledge of Buyer or the knowledge of Merger Sub, as the case may be, each such party shall promptly give the other parties written notice of the existence or occurrence of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or that any compensation or other benefit is due to be paid to such Person on the basis of any of the transactions contemplated by this Agreement, other than payments expressly provided for herein, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its respective Knowledge or knowledge threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to clauses (l), (q), (s), (u), (v), (x) or (dd) of Section 3.1 or Section 3.2(g) or that relate to the consummation of the transactions contemplated by this Agreement, (iv) any inaccuracy of any representation or warranty contained in this Agreement and that would reasonably be expected to cause the conditions set forth in Sections 5.1, 5.2, and/or 5.3, as the case may be, not to be satisfied, (v) any failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder any condition, or (vi) any condition which might reasonably be expected to prevent the timely consummation of the transactions contemplated hereby.

4.6 280G Matters.  The Company shall use commercially reasonable efforts to promptly submit to the shareholders of the Company for approval (in a manner reasonably satisfactory to Buyer), by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (if any) (which determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that (A) a vote of the shareholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (B) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Shareholder vote.

4.7 Option Agreements.  Prior to the Closing, the Company shall use all commercially reasonable efforts to obtain Option Cancellation Agreements from the holders of Vested Options and Option Acceleration and Cancellation Agreements from the holders of Accelerated Options.

4.8 Payout Letters; Release of Liens.

(a) Immediately after the Effective Time, Buyer shall pay the portion of the Debt Repayment Amount owed to Silicon Valley Bank in exchange for a pay out letter executed by Silicon Valley Bank in form satisfactory to Buyer (the “Payout Letter”) and termination of all liens on the assets of the Company, including the appropriate UCC filing (the “Lien Terminations”).

(b) Prior to the Closing, the Company shall use all commercially reasonable efforts to obtain the Payout Letters and the Lien Terminations at the Effective Time.

4.9 Formation of Merger Sub.  As soon as practicable after the declaration of the incorporation of Merger Sub by the Arizona Corporation Commission, Buyer shall cause Merger Sub to execute a joinder to this Agreement in form satisfactory to the Company.

4.10 Small Business Certifications.  As soon as practicable after the date hereof and prior to the Closing, the Company shall provided Buyer with a list of all certifications it has made with the U.S. Government with respect to any of the arrangements described in Section 3.1(dd)(vi).

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions to the Company’s Obligations.  The obligation of the Company to consummate the Merger is subject to the fulfillment of all of the following conditions as of the Closing:

(a) The representations and warranties of Buyer and Merger Sub in Section 3.2 (as modified by the Buyer and Merger Sub Disclosure Schedule) and any certificate or other writing delivered by Buyer or Merger Sub pursuant hereto (i) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

(b) All obligations of Buyer and Merger Sub to be performed hereunder through, and including as part of, the Closing shall have been performed and complied with in all material respects.

(c) The Company shall have received all Closing deliverables of Buyer pursuant to Article 6.

5.2 Conditions to Buyer’s and Merger Sub’s Obligations.  The obligation of Buyer and Merger Sub to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions as of the Closing:

(a) The representations and warranties of the Company in Section 3.1 (other than under clauses (i) and (gg) of Section 3.1) (as modified by the Company Disclosure Schedule) and any certificate or other writing delivered by the Company pursuant hereto (i) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties set forth in clauses (i) and (gg) of Section 3.1 (as modified by the Company Disclosure Schedule) shall be true and correct in all respects at and as of the Closing, as if made at and as of such time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date).

(b) All obligations of the Company to be performed hereunder through, and including as part of, the Closing shall have been performed and complied with in all material respects.

(c) The Company shall have obtained all of the consents, authorizations, approvals, waivers and exemptions contemplated under Section 3.1(b), and no such consent, authorization, approval, waiver or exemption shall have been revoked.  Buyer shall have obtained all of the consents, authorizations, approvals, waivers and exemptions contemplated under Section 3.2(b), and no such consent, authorization, approval, waiver or exemption shall have been revoked

(d) There shall not have occurred and be continuing as of, or otherwise arisen before, the Closing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e) The holders of no greater than five percent (5%) of the outstanding shares of Company Stock shall have perfected appraisal, dissenters’ or similar rights under applicable Law with respect to any of the transactions contemplated by this Agreement.

(f) The Key Employee shall be employed by the Company and the Key Employment Agreements shall have been executed and shall be in full force and effect.

(g) At least 90% of the Retained Employees shall have accepted offers of employment from Buyer, and such acceptances shall be in full force and effect.

(h) The Buyer shall have received all Closing deliverables of the Company pursuant to Article 6.

5.3 Condition to Each Party’s Obligations.  The respective obligations of the Company, Buyer and Merger Sub to consummate the Merger is subject to the fulfillment of the following conditions as of the Closing:

(a) The Shareholder Approval shall have been obtained and shall be in full force and effect in accordance with Arizona Law.

(b) No lawsuit, proceeding or investigation shall have been commenced by any Person on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby, and no Law shall have been enacted or issued which prohibits the consummation of the transactions contemplated hereby.

(c) The Escrow Agent shall have executed the Indemnification Escrow Agreement, and such agreement shall be in full force and effect.

ARTICLE 6

CLOSING

6.1 Form of Documents.  At the Closing, the parties shall deliver the documents, and shall perform the acts, set forth in this Article 6.  All documents which the Company shall deliver shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel.  All documents which Buyer and Merger Sub shall deliver shall be in form and substance reasonably satisfactory to the Company and its counsel.

6.2 Buyer’s and Merger Sub’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.2, Buyer and/or Merger Sub shall deliver to the Equity Holders’ Representative all of the following:

(a) A certificate of good standing of Merger Sub issued not earlier than ten (10) days prior to the Closing Date by the Arizona Corporation Commission;

(b) A certificate of each of Buyer’s and Merger Sub’s secretary certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Buyer and Merger Sub executing this Agreement and any Buyer Document; (ii) a copy of each of Buyer’s and Merger Sub’s articles of incorporation and bylaws; and (iii) a copy of the resolutions of Buyer’s Board of Directors (or any committee thereof) and Merger Sub’s Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement and the Buyer Documents and the transactions contemplated hereby and thereby;

(c) A closing certificate executed by an authorized officer of Buyer and Merger Sub on behalf of Buyer and Merger Sub, pursuant to which Buyer and Merger Sub certifies to the Company that: (i) the conditions set forth in Sections 5.1 and 5.3 shall have been satisfied (or, if any such condition shall not have been satisfied, specifying the circumstances of such failure to be satisfied and Buyer’s waiver of such condition); and (ii) all documents to be executed and delivered by Buyer and Merger Sub at the Closing have been executed by duly authorized officers of Buyer and Merger Sub;

(d) An original counterpart of the Indemnification Escrow Agreement executed by a duly authorized officer of Buyer;

(e) Original counterparts to that certain form of Assignment of Inventions Agreement (the “Assignment of Inventions Agreement”) with each of the Retained Employees executed by a duly authorized officer of Buyer;

(f) Original counterparts of each other Buyer Document to be delivered at Closing executed by a duly authorized officer of Buyer and/or Merger Sub; and

(g) Without limiting the foregoing, all other documents reasonably requested from Buyer by the Company to consummate the transactions contemplated hereby.

6.3 Company Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1, the Company shall deliver to Buyer all of the following:

(a) The minute books and stock records of the Company and any of its Subsidiaries;

(b) A certified copy of the Company’s articles of incorporation issued by the Arizona Corporation Commission;

(c) A certificate of good standing of the Company issued not earlier than ten (10) days prior to the Closing Date by the Arizona Corporation Commission;

(d) A certificate of the secretary of the Company certifying as true and correct a copy of the Company’s bylaws;

(e) A certificate of the secretary of the Company certifying as true and correct the following:  (i) the incumbency and specimen signature of each officer of the Company executing this Agreement or any Company Document; (ii) a copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Company Documents and the transactions contemplated hereby and thereby; (iii) the receipt of the Shareholder Approval as of the Closing, all in form and substance reasonably satisfactory to Buyer;

(f) A closing certificate duly executed by the chief executive officer and the chief financial officer of the Company, pursuant to which the Company certifies to Buyer that: (i) the conditions set forth in Sections 5.2 and 5.3 shall have been satisfied (or, if any such condition shall not have been satisfied, specifying the circumstances of such failure to be satisfied and the Company’s express waiver of such condition); and (ii) all documents to be executed and delivered by the Company at the Closing have been duly authorized and executed;

(g) An opinion of legal counsel to the Company.

(h) Evidence reasonably satisfactory to Buyer that the Company has obtained all of the consents, authorizations, approvals, waivers and exemptions contemplated under  Section 3.1(b);

(i) An original counterpart of the Indemnification Escrow Agreement duly executed by the Equity Holders’ Representative;

(j) Original counterparts to the Payout Letter and the Lien Terminations;

(k) Original counterparts to the Option Cancellation Agreement executed by the Company and each holder of Vested Options and original counterparts to the Option Acceleration and Cancellation Agreement executed by the Company and each holder of Accelerated Options;

(l) Original counterparts to the Assignment of Inventions Agreement executed by each of the Retained Employees;

(m) Original counterparts of each other Company Document to be delivered at Closing duly executed by the Company;

(n) Written resignation from each of the officers and directors of the Company or any of its Subsidiaries effective as of the Closing Date;

(o) A certification dated not more than thirty (30) days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code; and

(p) Without limiting the foregoing, all other documents reasonably requested from the Company by Buyer to consummate the transactions contemplated hereby.

ARTICLE 7

POST-CLOSING AGREEMENTS

7.1 Post Closing Agreements.  From and after the Effective Time, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article 7.

7.2 Employees.

(a) Prior to the Closing Date, the Company shall afford Buyer reasonable access to the Employees to allow Buyer to interview such Employees.  Prior to the Closing Date, Buyer shall make offers of employment to each of the Employees, except those listed on Annex V (the “Retained Employees”).

(b) As of the Closing, Buyer shall cause the Retained Employees to be covered by compensation and benefit plans that provide compensation and benefits that are at least comparable, in the aggregate, to the compensation and benefits provided to the Retained Employees as of the date immediately preceding the Closing and disclosed to Buyer in writing prior to the date hereof; provided that on and after the Closing each Retained Employee shall be entitled to the same vacation benefits as provided to such Employee as of the date immediately preceding the Closing and disclosed to Buyer in writing prior to the date hereof.  Buyer’s obligations pursuant to this Section 7.2(b) shall continue for a period of not less than one (1) year following the Closing, except that Buyer’s obligations with respect to vacation benefits for any Retained Employee shall continue so long as such Retained Employee is employed by Buyer.  Nothing herein shall change the at-will nature of employment of the Retained Employees after the Effective Time or create any third-party beneficiary rights.

(c) With respect to service and seniority, Buyer will recognize the service and seniority of each of the Retained Employees as recognized by the Company for purposes of the determination of eligibility, vesting (other than under equity plans), and the extent of service or seniority-related welfare benefits such as vacation and sick pay benefits.  Buyer will waive all waiting periods for participation in Buyer’s benefit plans.

(d) With respect to any group health plan or program of Buyer or Buyer’s Affiliates in which any Retained Employee becomes eligible to participate, Buyer shall use commercially reasonable efforts to ensure that such  Retained Employees shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health plan or program of the Company, and (ii) not be subject to any waiting periods or pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Retained Employee under the corresponding group health plan or program of the Company or its  Affiliates.  Retained Employees shall be permitted to rollover any account balances they may have under the Company’s 401(k) plan sponsored by Buyer or Buyer’s Affiliates.

7.3 Third Party Claims.  The parties shall cooperate with each other with respect to the defense of any Third Party Claims subsequent to the Closing which are not subject to the indemnification provisions contained in Article 8; provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

7.4 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or either Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or either Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification Obligations of the Equity Holders.  Subject to the provisions of this Article 8 and except as otherwise provided herein, each Equity Holder shall severally, but not jointly, in accordance with such Equity Holder’s Percentage Ownership, indemnify, save and keep each Buyer Indemnitee harmless from and against all Damages sustained or incurred by any Buyer Indemnitee, as a result of, or arising out of, only the following:

(a) any inaccuracy in or breach of any representation and warranty made by the Company in Section 3.1 (exclusive of a breach under Sections 3.1(l) and 3.1(x)(iii)) (as modified by the Company Disclosure Schedule) (without giving effect to any qualification or exception relating to materiality or Material Adverse Effect or any similar qualification or standard contained therein in determining the amount of any Damages) or in any certificate or other writing delivered pursuant hereto or in connection herewith (each, a “Company Warranty Breach”);

(b) any breach by the Company of, or failure by the Company to comply with, any of the covenants or obligations under this Agreement to be performed by the Company;

(c) any (i) Tax of the Company related to a Pre-Closing Tax Period, (ii) Tax of the Company resulting from a breach of the provisions of Section 3.1(l), (iii) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, (iv) any transfer and other similar Taxes incurred in connection with the transactions contemplated hereby, and (v) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), (ii), (iii) or (iv), (the sum of (i)-(v) being referred to herein as a “Tax Loss”);

(d) the amount or portion of any Pre-Closing Dissenting Share Payments, the Payroll Tax Amount or the Transaction Expenses Amount not deducted from the Closing Consideration or the Holdback Amount pursuant to Section 2.8, and any Post-Closing Dissenting Share Payments; or

(e) any inaccuracy in or breach of any representation and warranty made by the Company in Section 3.1(x)(iii) (without giving effect to (i) any qualification or exception relating to Knowledge of the Company or made pursuant to any disclosure set forth on the Company Disclosure Schedule, or (ii) any materiality or Material Adverse Effect or any similar qualification or standard or any exceptions); provided that the Buyer Indemnitees shall only be entitled to indemnification pursuant to this Section 8.1(e) in connection with any pending or overtly threatened litigation by the Person set forth in Section 8.1(e) of the Company Disclosure Schedule or any of its Affiliates in the event that infringement of specific patents by the Company or any of its Subsidiaries is alleged or asserted by any such Person; provided further that the Equity Holders’ shall not be required to indemnify the Buyer Indemnitees with respect to such claims by any such Persons to the extent of any Damages that are attributable to sales of the Surviving Corporation’s products after the Closing Date.

8.2 Indemnification Obligations of Buyer.  Subject to the provisions of this Article 8 and except as otherwise provided herein, Buyer shall indemnify, save and keep each Equity Indemnitee harmless against and from all Damages sustained or incurred by any Equity Indemnitee, as a result of, or arising out of, the following:

(a) any inaccuracy in or breach of any representation and warranty made by Buyer or Merger Sub in Section 3.2 (as modified by the Buyer and Merger Sub Disclosure Schedule) (without giving effect to any qualification or exception relating to materiality or Material Adverse Effect or any similar qualification or standard contained therein in determining the amount of any Damages) or in any certificate or other writing delivered pursuant hereto or in connection herewith (each, a “Buyer Warranty Breach”); or

(b) any breach by Buyer or Merger Sub of, or failure by Buyer or Merger Sub to comply with, any of the covenants or obligations under this Agreement to be performed by Buyer or Merger Sub.

8.3 Duration of Certain Indemnification Obligations.

(a) Claims for indemnification under Section 8.1 may be asserted within the following time periods:

(i) claims (A) arising out of or in connection with any Company Warranty Breach (exclusive of any claims under Sections 3.1(d)(Authorization), 3.1(i)(Capitalization), 3.1(b)(b)(Brokers) or 3.1(gg)(Indebtedness) or, for the avoidance of any doubt, any claims described in Section 8.3(a)(ii) to the extent any such claim may arise out of or in connection with any Company Warranty Breach), or (B) made pursuant to Section 8.1(e), may be asserted until the date that is fifteen (15) months after the Closing Date (the “Survival Period”);

(ii) claims arising out of or in connection with any inaccuracy in or breach of any representation and warranty made by the Company under Section 3.1(l) or any other Tax Loss may be asserted until the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to such matter, including any waiver, mitigation or extension thereof (or if such date is not a Business Day, the next Business Day); and

(iii) all other claims may be asserted until the expiration of the applicable statute of limitations.

(b) Claims for indemnification under Section 8.2 may only be asserted within the following time periods:

(i) claims arising out of in connection with any Buyer Warranty Breach may be asserted until the expiration of the Survival Period; and

(ii) all other claims may be asserted until the expiration of the applicable statute of limitations.

(c) Notwithstanding the foregoing Sections 8.3(a) and (b), any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with the terms of this Article 8.

8.4 Amount Limitations.

(a) Notwithstanding any other provision hereof, the obligations of each Equity Holder pursuant to Section 8.1 are subject to the following limitations:

(i) with respect to indemnification by the Equity Holders for any Company Warranty Breach (exclusive of indemnification with respect to Sections 3.1(d)(Authorization), 3.1(i)(Capitalization), 3.1(bb)(Brokers) or 3.1(gg)(Indebtedness), or, for the avoidance of any doubt, any claims described in Section 8.1(c) to the extent any such claim may arise out of or in connection with any Company Warranty Breach, or in cases of fraud or willful misrepresentation (the “Specified Exceptions”)), the Buyer Indemnitees shall not be entitled to recover Damages unless and until the total amount of Damages asserted against the Equity Holders exceeds the Indemnification Basket; provided that if the total amount of such Damages exceeds such amount, then any Indemnified Party that has suffered or incurred any Damages shall be indemnified and held harmless for all such Damages, and not only those Damages that exceed such amount;

(ii) with respect to indemnification by the Equity Holders for any Company Warranty Breach (exclusive of the Specified Exceptions) or pursuant to Section 8.1(e), the Buyer Indemnitees sole source of recourse shall be the Escrowed Remainder; provided that the aggregate amount of Damages recoverable by the Buyer Indemnitees pursuant to Section 8.1(a) shall not exceed 50% of the Indemnification Escrow Amount (plus all income earned thereon in the Indemnification Escrow Account);

(iii) with respect to indemnification by the Equity Holders pursuant to Section 8.1(e), the Buyer Indemnitees sole source of recourse shall be the Escrowed Remainder; provided that the aggregate amount of Damages recoverable by the Buyer Indemnitees pursuant to Section 8.1(e) shall not exceed 50% of the Indemnification Escrow Amount (plus all income earned thereon in the Indemnification Escrow Account); and

(iv) the liability of each Equity Holder for Damages with respect to any indemnification claim of Buyer Indemnitees under Section 8.1 shall not exceed such Equity Holder’s Individual Portion.

(b) Notwithstanding any other provision hereof, the obligations of Buyer pursuant to Section 8.2 are subject to the following limitations:

(i) with respect to indemnification by Buyer for any Buyer Warranty Breach, the Equity Indemnitees shall not be entitled to recover Damages unless and until the total amount of Damages asserted against Buyer exceeds the Indemnification Basket; provided that if the total amount of such Damages exceeds such amount, then any Indemnified Party that has suffered or incurred any Damages shall be indemnified and held harmless for all such Damages, and not only those Damages that exceed such amount; and

(ii) the aggregate amount of Damages recoverable by the Equity Indemnitees pursuant to Section 8.2 shall not exceed an amount equal to $15,000,000.

8.5 Further Limitations on the Indemnification Obligations of the Equity Holders.

(a) Buyer Indemnitees shall not be entitled to recover Damages under Section 8.1 unless and until a claim has been asserted by written notice (a “Claim Notice”), specifying the details of the alleged misrepresentation or breach of representation, warranty, covenant or obligation or other basis for indemnification with reasonable particularity, the Sections of this Agreement alleged to have been breached, a good faith estimate of the Damages claimed, and all the relevant facts, delivered to the Equity Holders’ Representative on or prior to the expiration of the Survival Period.

(b) Buyer Indemnitees shall not be entitled to recover under Section 8.1:

(i) for consequential Damages of any kind, including Damages consisting of business interruption or lost profits (regardless of the characterization thereof), or Damages for diminution of value of the Company; provided that, for the avoidance of doubt, Buyer Indemnitees shall be entitled to recover exemplary or punitive Damages arising pursuant to any Third Party Claim;

(ii) with respect to the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent listed in the Company Disclosure Schedule and required in connection with, or as a consequence of, the transactions contemplated by this Agreement; or

(iii) to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any specific reserves with respect to such matters which are reflected in the Financial Statements.

(c) The amount of any recovery by Buyer Indemnitees pursuant to Section 8.1 shall be net of any foreign, federal, state and/or local income tax benefits actually realized by Buyer Indemnitees as a result of the state of facts which entitled Buyer Indemnitees to recover from the Equity Holders pursuant to Section 8.1.

(d) The amount of any recovery by Buyer Indemnitees pursuant to Section 8.1 shall be net of any amounts actually recovered under any insurance policy or under any indemnification or other reimbursement obligation of a third party.

(e) Buyer Indemnitees shall have the duty to take all reasonably necessary steps to mitigate any Damages that are, or may be, sustained or incurred by any Buyer Indemnitee, including recovering all Damages from insurers so as to reduce the amount of any Damages hereunder.

(f) Any Damages otherwise recoverable by Buyer Indemnitees under Section 8.1 shall be first satisfied from funds held in the Indemnification Escrow Account in accordance with the terms of the Indemnification Escrow Agreement.  As more fully set forth in the Indemnification Escrow Agreement, the Indemnification Escrow Account shall be in existence as of the Closing and shall terminate upon the later of the expiration of the Survival Period and the determination of all matters made in any Claim Notices, such that all funds remaining therein shall be distributed to the Equity Holders’ Representative and shall no longer be available to Buyer Indemnitees, all in accordance with the terms of the Indemnification Escrow Agreement.

(g) The Equity Holders shall not have any right of contribution from the Surviving Corporation or Buyer with respect to any Damages claimed by a Buyer Indemnitee.

8.6 Right of Set-Off.  If (a) the Escrowed Remainder has been exhausted, or the escrow pursuant to the Indemnification Escrow Agreement has terminated in accordance with its terms; and (b) any Buyer Indemnitee has made a claim or claims for Damages in accordance with the terms of this Article 8 for an amount or amounts in aggregate in excess of the balance of the Escrowed Remainder available at such time (“Excess Damages”), Buyer shall have the right to set-off against the Earnout Consideration (such amounts, the “Earnout Set-Off Amounts”) for any amount of Excess Damages determined to be due and owing to such Buyer Indemnitee in the proportion of the Percentage Ownership of each Equity Holder; provided, however, that, for the avoidance of doubt, Buyer shall not have the right to set-off against the Earnout Consideration under this Section 8.6 with respect to indemnification by the Equity Holders for any Company Warranty Breach (exclusive of any Specified Exception) or pursuant to Section 8.1(e), it being understood and agreed to by the parties that the Buyer Indemnitees’ sole source recourse with respect to such indemnification claims shall be the Escrowed Remainder; provided, further, that the liability of each Equity Holder for Damages with respect to any indemnification claim of Buyer Indemnitees under this Section 8.6 shall not exceed such Equity Holder’s Individual Portion.  In order to be eligible to set-off against the Earnout Consideration pursuant to this Section 8.6, Buyer must first notify the Equity Holders’ Representative in writing, the Equity Holders’ Representative shall have the right to object to such set-off claims in writing within thirty (30) days, and if the Equity Holders’ Representative so objects the parties shall negotiate in good faith for thirty (30) days, and if the parties are unable to reach agreement, the resolution of conflicts shall be in accordance with the procedures set forth in this Agreement or the Set-Off Escrow Agreement; provided, further that Buyer shall withhold an amount equal to all unresolved Earnout Set-Off Amounts (the “Unresolved Earnout Set-Off Amount”) from the Earnout Consideration which is otherwise due and payable pursuant to Section 2.9.  Simultaneously with the payment of the Earnout Consideration to the Equity Holders, Buyer, the Equity Holders’ Representative and the Indemnification Escrow Agent shall enter into an escrow agreement in mutually acceptable form (the “Set-Off Escrow Agreement”), Buyer shall deposit the Unresolved Earnout Set-Off Amount in an escrow account pursuant to the Set-Off Escrow Agreement, and such amount shall be disbursed to Buyer or the Equity Holders, in whole or in part, in accordance with the terms of the Set-Off Escrow Agreement upon resolution of each claim for Excess Damages in accordance with the provisions of this Agreement and the Set-Off Escrow Agreement.

8.7 Third Party Claims.

(a) Notice and Acceptance.  Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall promptly notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  The Indemnified Party shall tender the defense of a Third Party Claim to the Indemnifying Party.  If the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted by the Indemnifying Party, then, except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend and litigate such Third Party Claim; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnification obligation for any Damages resulting from such Third Party Claim as provided under this Article 8; and provided, further that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the Indemnified Party’s reputation or future business prospects, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (iv) the specified damages of such Third Party Claim exceeds an amount equal to the Escrowed Remainder less the sum of (A)  the amount subject to any other Claims outstanding with respect to such Indemnification Escrow Amount plus (B) the reasonably anticipated expenses for litigation of such Claim.  The Indemnifying Party shall conduct any such defense in good faith, with appropriate diligence and in the best interest of the Indemnified Party.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party in accordance with this Article 8; provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend and litigate the Third Party Claim as herein provided.

(b) Settlement.  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.7, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against, or any other adverse effect on, the Indemnified Party.

(c) Indemnified Party’s Rights.  The Indemnifying Party shall lose its right to contest, defend and litigate the Third Party Claim if it shall fail to diligently contest the Third Party Claim.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party is not entitled or fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 8.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend and litigate such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 8.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.

(d) Tax Loss Claims.  With respect to any Third Party Claim that is reasonably expected to give rise to a Tax Loss, Buyer shall notify the Equity Holders’ Representative of the existence of such Third Party Claim and set forth with reasonable specificity the facts and circumstances of which such party has received notice.  Promptly thereafter, Equity Holders’ Representative may elect on behalf of the Equity Holders for the Equity Holders to participate in (but not control) the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by Buyer.  If Equity Holders’ Representative does not elect to have Equity Holders assume such defense, Buyer may pay, compromise or contest the Tax at issue.  Whether or not Equity Holders’ Representative choose to have Equity Holders defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

8.8 Indemnification Exclusive Remedy.  The parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any actual or alleged breach or inaccuracy of any representation or warranty in this Agreement, or in any Company Document or Buyer Document, or of any covenant or agreement to be performed hereunder, or under any Company Document or Buyer Document, shall be indemnification in accordance with this Article 8.  In furtherance of the foregoing, except in the case of fraud, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, any Company Document or any Buyer Document, or the negotiation, execution, or performance hereof or thereof (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made herein or therein), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against the other arising under or based upon any Law, common law, or otherwise.

8.9 Straddle Period Taxes.  For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (a) in the case of any Taxes (other than those set forth in Section 8.9(b) below) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period; and (b) in the case of any Tax based upon or related to income, and any gross receipts, sales, capital, franchise or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (a) shall be made in a manner consistent with prior practice of the Company.

8.10 Purchase Price Adjustment.  Any amount paid by the Equity Holders or Buyer under Article 8 will be treated as an adjustment to the Merger Consideration.

ARTICLE 9

TERMINATION

9.1 General.  The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article 9.

9.2 Right to Terminate.  Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time (notwithstanding the receipt of the Shareholder Approval):

(a) by the mutual written consent of Buyer and the Company;

(b) by written notice given in accordance with Section 11.2, by either Buyer or the Company, if:

(i) the Closing shall not have occurred by 11:59 p.m. on March 14, 2008 (the “Target Closing Date”); provided, however, the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur; or

(ii) there shall be any applicable Law or ruling of any Governmental Authority that (A) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (B) enjoins the Company or Buyer from consummating the transactions contemplated hereby and such enjoinment shall have become final and nonappealable;

(c) by Buyer, if there has been a breach or violation of any of the representations and warranties or covenants on the part of the Company or the Equity Holders’ Representative contained in this Agreement that would cause any condition set forth in Section 5.1 or 5.3 not to be satisfied, and such condition has not been waived by Buyer in writing and has not been cured by the Company within five (5) days of written notice thereof; provided that if such breach or violation cannot reasonably be cured within such five (5) day period but can be reasonably cured prior to the Target Closing Date and the Company is diligently proceeding to cure, and continues to diligently proceed to cure such breach or violation, this Agreement may not be terminated pursuant to this Section 9.2(c);

(d) by the Company, if there has been a breach or violation by Buyer and/or Merger Sub of any of such Person’s respective representations and warranties or covenants contained in this Agreement that would cause any condition set forth in Section 5.2 or 5.3 not to be satisfied, and such condition has not been waived by the Company in writing and has not been cured by Buyer and/or Merger Sub within five (5) days of written notice thereof; provided that if such breach or violation cannot reasonably be cured within such five (5) day period but can be reasonably cured prior to the Target Closing Date and Buyer and/or Merger Sub is diligently proceeding to cure, and continues to diligently proceed to cure such breach or violation, this Agreement may not be terminated pursuant to this Section 9.2(d);

(e) by Buyer if any of the conditions to the obligations of Buyer and Merger Sub set forth in Sections 5.2 or 5.3 shall have become incapable of fulfillment by the Target Closing Date and shall not have been waived by Buyer in writing; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.2(e) if Buyer is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or

(f) by the Company if any of the conditions to the obligation of the Company set forth in Sections 5.1 or 5.3 shall have become incapable of fulfillment and shall not have been waived by the Company in writing; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.2(f) if Company is in breach in any material respect of its representations and warranties or covenants contained in this Agreement.

9.3 Certain Effects of Termination.  In the event of the termination of this Agreement by either the Company or Buyer as provided in Section 9.2:  (a) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and (b) any applicable confidentiality agreement between the parties shall remain in effect.  This Section 9.3 and Article 11 shall survive any termination of this Agreement.

9.4 Remedies.  Notwithstanding any termination right granted in Section 9.2, in the event of the non-fulfillment of any condition to a party’s closing obligations, in the alternative, such party may elect to do one of the following: (a) proceed to close despite the non-fulfillment of such closing condition, it being understood that consummation of the Closing shall be deemed a waiver of a breach of any representation, warranty or covenant and of such party’s rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach and the Closing shall nonetheless occur; (b) decline to close, terminate this Agreement as provided in Section 9.2, and thereafter seek damages to the extent permitted in Section 9.5; or (c) seek specific performance of the obligations of the other party.  Each party hereby agrees that in the event of any material breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party’s obligations under this Agreement may be specifically enforced.

9.5 Right to Damages.  If this Agreement is terminated pursuant to Section 9.2, neither party hereto shall have any right whatsoever to assert a claim against the other party, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, unless the circumstances giving rise to such termination were caused by the other party’s willful failure to comply with a covenant or agreement set forth herein, in which event termination shall not be deemed or construed as limiting or denying any equitable right or remedy of said party.

ARTICLE 10

EQUITY HOLDERS’ REPRESENTATIVE

10.1 Equity Holders’ Representative.  Effective upon the Effective Time, pursuant to the Written Consent, the Option Cancellation Agreement, and the Option Acceleration and Cancellation Agreement, and without any further act of any of the Equity Holders, the Equity Holders’ Representative shall be hereby appointed as the representative of the Equity Holders and as the attorney-in-fact and agent for and on behalf of each Equity Holder solely with respect to those matters set forth in this Agreement, including, but not limited to:

(a) executing and delivering, on behalf of each Equity Holder, and accepting delivery of, on behalf of such Equity Holder, such documents as may be deemed appropriate by the Equity Holders’ Representative to consummate this Agreement;

(b) endorsing and delivering on behalf of each Shareholder, Certificates in exchange for the Merger Consideration;

(c) endorsing and delivering on behalf of each Stock Option Holder, Stock Options in exchange for the Merger Consideration;

(d) (i) disputing or refraining from disputing, on behalf of each Equity Holder, any claim made by a Buyer Indemnitee under Article 8; (ii) negotiating and compromising, on behalf of each Equity Holder, any dispute that may arise hereunder, and exercising or refraining from exercising any remedies available under Article 8; and (iii) executing, on behalf of each Equity Holder, any settlement agreement, release or other document with respect to such dispute or remedy;

(e) giving and receiving, on behalf of each Equity Holder, all notices required to be given hereunder with respect to such Equity Holders;

(f) amending this Agreement or any of the Company Documents to be delivered to Buyer and/or Merger Sub by each Equity Holder pursuant to this Agreement; and

(g) taking all other actions contemplated to be taken by or on behalf of Equity Holders in this Agreement.

10.2 Mutual Acceptance.  By the Equity Holders’ Representative’s execution of this Agreement, the Equity Holders’ Representative accepts the appointment as the Equity Holders’ Representative hereunder and agrees to be bound by the terms and conditions of this Agreement.  By the Equity Holders’ Representative’s execution of this Agreement, each Equity Holder agrees that:

(a) all actions, decisions and instructions of the Equity Holders’ Representative shall be conclusive and binding upon all of the Equity Holders;

(b) the provisions of this Section are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Equity Holder may have in connection with the transactions contemplated by this Agreement; and

(c) the provisions of this Section shall be binding upon the executors, heirs, legal representatives and successors of each Equity Holder.

10.3 Powers.  The Equity Holders’ Representative shall have such powers and authority as are necessary to carry out the functions assigned Equity Holders’ Representative under this Agreement; provided, however, the Equity Holders’ Representative shall have no obligation to act on behalf of Shareholders except as expressly provided herein.

10.4 Vacancy.  In the event the Equity Holders’ Representative becomes unable to perform the Equity Holders’ Representative’s responsibilities hereunder or resigns from such position, Equity Holders representing greater than 50% of the aggregate Percentage Ownership shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Equity Holders’ Representative for all purposes of this Agreement upon his acceptance thereof in writing.

10.5 Removal.  Equity Holders representing greater than 50% of the aggregate Percentage Ownership shall have the right, exercisable from time to time upon written notice delivered to the Equity Holders’ Representative and Buyer: (a) to remove the Equity Holders’ Representative, with or without cause and (b) to appoint another Person to fill a vacancy caused by the resignation or removal of the Equity Holders’ Representative.

10.6 No Compensation; Reimbursement.  The Equity Holders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of services hereunder, but shall be entitled to be reimbursed by Equity Holders for all expenses reasonable incurred in the performance of such Equity Holders’ Representative’s duties, including, without limitation, attorneys and accountants fees and expenses.

10.7 Liability.  In exercising or failing to exercise the powers or duties conferred upon the Equity Holders’ Representative hereunder, the Equity Holders’ Representative shall incur no responsibility or liability whatsoever to any Equity Holder by reason of any error in judgment or other act or omission performed or omitted, except for any act or failure to act which constitutes fraud, gross negligence or willful misconduct.

10.8 Indemnification.  Each Equity Holder shall indemnify the Equity Holders’ Representative, based upon each such Person’s Percentage Ownership, against all damages (including reasonable attorneys’, accountants’ and other experts’ or consultant’s fees) of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Equity Holders’ Representative; provided, however, the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the Equity Holders’ Representative liable for fraud, gross negligence or willful misconduct.  In the event of any indemnification under this Section, upon written notice from the Equity Holders’ Representative to Equity Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equity Holder shall promptly deliver to the Equity Holders’ Representative full payment of such Person’s Percentage Ownership of the amount of such deficiency.

10.9 Survival.  All of the indemnities, immunities and powers granted to the Equity Holders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

10.10 Reliance.  Buyer, the Surviving Corporation and the Equity Holders shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Equity Holders’ Representative pursuant to this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Publicity.  Except as otherwise required by applicable Law, press releases and other publicity concerning the transactions contemplated hereby shall be made only with the prior agreement of the Company and Buyer (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

11.2 Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, within two (2) Business Days after its delivery by facsimile.  All notices shall be addressed as follows:

If to the Company or the Equity Holders’ Representative:

Alan Fitzgerald
501 E. Park Avenue
Gilbert, Arizona 85234

with a copy to (which copy shall not constitute notice):

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attn: Terry Roman, Esq.
Fax:  (602) 382-6070

If to Buyer:

SMART Modular Technologies, Inc.
4211 Starboard Dr.
Fremont California 94538
Attn: Iain MacKenzie
Fax:  (510) 360-8500

with a copy to (which copy shall not constitute notice):

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California  94025
Attn:  Alan F. Denenberg
Fax:  (650) 752-2111

or to such other addresses as may be designated by notice given in accordance with the provisions hereof.

11.3 Expenses; Transfer Taxes.  Except as otherwise provided herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

11.4 Entire Agreement.  This Agreement, the Buyer Documents and the Company Documents constitute the entire agreement between the parties with respect to the subject matter hereof, shall supersede any other prior or contemporaneous agreements between the parties relating to the subject matter hereof, and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  Each Annex, Exhibit and Schedule hereto, the Company Disclosure Schedule, and the Buyer and Merger Sub Disclosure Schedule shall be considered incorporated into this Agreement.

11.5 Disclosures and Projections.  Except as expressly set forth in Sections 3.1 and 3.3, the Company makes no express or implied warranty of any kind whatsoever, including any representation or warranty as to the securities or the property of the Company, the relationship of the Company with its respective customers and suppliers, or the future profitability or future earnings performance of the Company.  Buyer acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning the Company (including the contents of the Project Armour executive summary and Business Overview (October 2007) circulated by its advisors, Houlihan Lokey Howard & Zukin) or its properties, business or assets have not been prepared in accordance with GAAP or standards applicable under the Securities Act, and such estimates are based upon numerous assumptions, and are subject to material risks and uncertainties and are hereby disclaimed by the Company.  Buyer acknowledges that actual results may vary, perhaps materially.

11.6 Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11.7 Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile or other electronic transmission, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

11.8 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision and such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.  This Agreement shall be reformed, construed and enforced so as to best give effect to the intent of the parties under this Agreement.

11.9 Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Arizona applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Arizona.

11.10 Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

11.11 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

11.12 Rule of Construction.  The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions.  The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

11.13 Governmental Reporting.  Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with Law.

11.14 Waiver of Trial by Jury.  Each of the parties hereto waives the right to a jury trial in connection with any lawsuit, action or proceeding seeking enforcement of such party’s rights under this Agreement.

11.15 Consent to Jurisdiction.  The parties each agree to the non-exclusive jurisdiction of any state or Federal court within the State of Arizona with respect to any claim or cause of action arising under or relating to this Agreement, and waive personal service of any and all process upon it, and consent that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 11.2, and service so made shall be deemed to be completed when received.  The parties each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of the parties to serve legal process in any other manner permitted by law.

11.16 Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

11.17 Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

11.18 Interpretive Matters.  The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender; (b) words using the singular or plural number also will include the plural or singular number, respectively; (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words will refer to this entire Agreement; and (d) the terms “includes” and “including” shall mean “includes without limitation” and “including without limitation,” respectively.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

11.19 Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Buyer and Merger Sub Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable Person who has read that reference and such representations and warranties.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger effective as of the date first above written.

ADTRON CORPORATION
By:
Name:
Title:

SMART MODULAR TECHNOLOGIES, INC.
By:
Name:
Title:

ARMOR ACQUISITION CORPORATION
By:
Name:
Title:

ALAN FITZGERALD, as Equity Holders’ Representative

Exhibit A

1.1           Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below.

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (natural or adopted) or ancestors, and any of their spouses.

“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance herewith.

“Arizona Law” means the Arizona Business Corporation Act (A.R.S. 10-001 et seq.) and applicable case law.

“assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Balance Sheet” means the unaudited balance sheet of the Company as of the Financial Statements Date.

“Benefit Plan” means each Plan, Multiemployer Plan, Welfare Plan and Other Benefit Plan.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona or New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Introductory Paragraph.

“Buyer and Merger Sub Disclosure Schedule” means the schedules delivered by Buyer concurrently herewith and identified by the parties as the Buyer and Merger Sub Disclosure Schedule.

“Buyer Documents” has the meaning set forth in Section 3.2(b).

“Buyer Indemnitees” means Buyer and its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective directors, managers, officers, members, shareholders and partners, and the term “Buyer Indemnitee” means any one of the foregoing Buyer Indemnitees.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Closing Consideration” means an amount equal to $20,000,000, minus (ii) the Estimated Payroll Tax Amount, minus (iii) the Estimated Transaction Expense Amount, and minus (iv) the Pre-Closing Dissenting Share Payments.

“Closing Net Working Capital” means the Net Working Capital of the Company as shown on the Closing Balance Sheet, as determined by Buyer in accordance with Section 2.7.

“Closing Net Working Capital Notice” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Disclosure Schedule” means the schedules delivered by the Company concurrently herewith and identified by the parties as the Company Disclosure Schedule.

“Company Documents” has the meaning set forth in Section 3.1(b).

“Company Stock” means the Class A Common Stock, $0.1 par value per share, of the Company and the Class B Common Stock, non-voting, $0.1 par value per share, of the Company.

“Contracts” has the meaning set forth in Section 3.1(o).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Damages” means all money judgments, payment obligations, Taxes, assessments, levies, losses, damages, costs, fines, penalties and reasonable attorneys’ fees and expenses incurred in investigating or defending a Third Party Claim, including Tax Losses, or in connection with a claim solely between the parties hereto to enforce the provisions hereof.

“Debt Repayment Amount” means the sum of all amounts payable in full satisfaction of all Indebtedness of the Company as of the Closing Date.

“Dissenting Share Payments” means (i) any payments made by or on behalf of the Company or Buyer in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (ii) any other costs or expenses incurred by the Company or Buyer (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Earnout Consideration” has the meaning set forth in Section 2.9(b).

“Employees” has the meaning set forth in Section 3.1(r).

“Environmental Laws” means all federal, state, local or foreign statutes, laws (including common law) or regulations treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other Third Party, relating to human health and safety or the environment, including laws and regulations relating to Releases or Threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all permits, licenses, registrations, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business, properties or assets of the Company or any of its Subsidiaries as currently conducted.

“Equity Holders” means the Shareholders and Stock Option Holders.

“Equity Indemnitees” means the Equity Holders, and their respective directors, managers, officers, members, shareholders, partners, successors and assigns, and the term “Equity Indemnitee” means any one of the foregoing Equity Indemnitees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means the escrow agent mutually agreed to by Buyer and Equity Holders’ Representative who will maintain the Indemnification Escrow Account under the Indemnification Escrow Agreement.

“Estimated Payroll Tax Amount” means the Payroll Tax Amount, as estimated in good faith by the Company, as set forth on the Determination Certificate.

“Estimated Transaction Expense Amount” means the Transaction Expense Amount, as estimated in good faith by the Company, as set forth on the Determination Certificate.

“Final Net Working Capital” means the Net Working Capital of the Company as of the Closing Date as finally determined in accordance with Section 2.7.

“Financial Statements” means the Company’s audited balance sheet, pro-forma statement of income and retained earnings, pro-forma statement of cash flows, and the notes thereto as of and for the twelve (12) month period ended December 31, 2007.

“Financial Statement Date” means December 31, 2007.

“GAAP” means those accounting principles generally accepted in the United States.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, county, province, municipality, locality or other government or political subdivision thereof, any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority, or any arbitrator.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by products and other hydrocarbons, and any substance, waste or material regulated under any environmental law, including without limitation (i) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C.  Sections 6901 et seq.), as amended through the Closing Date, and regulations promulgated thereunder; and (ii) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.  Sections 9601 et seq.), as amended through the Closing Date, and regulations promulgated thereunder.

“Holdback Amount” means $250,000.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property (other than trade payables and other current liabilities arising in the ordinary course of business) or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person, other than in each of clause (i) through (iv) any intercompany indebtedness.

“Indemnification Basket” means an amount equal to $250,000.

“Indemnification Escrow Account” means the account established with and maintained by the Escrow Agent pursuant to the Indemnification Escrow Agreement.

“Indemnification Escrow Amount” means $4,000,000.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article 8.

“Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article 8 to another Person.

“Individual Portion” means, with respect to any Equity Holder, an amount equal to the product of such Equity Holder’s Percentage Ownership multiplied by the aggregate amount of Damages for which the Equity Holders are liable pursuant to Section 8.1.

“Intellectual Property” has the meaning in Section 3.1(x).

“Intellectual Property Licenses” means all agreements between the Company and any Person, other than agreements for commercial off-the-shelf software available on non-discriminatory pricing terms, pursuant to which (i) the Company grants any current or contingent right to use, or a covenant not to be sued under, any Intellectual Property right or (ii) the Company obtains the right to use, or a covenant not to be sued under, any Intellectual Property right.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry and, in respect of the Company, of each of Alan Fitzgerald, Bob Benkendorf, and Gloria Zemela after reasonable inquiry.

“Law” has the meaning set forth in Section 3.1(e).

“Leased Real Estate” means all real property leased or subleased by the Company.

“Liabilities” means any obligation or liability of the Company or any of its Subsidiaries of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) which would be required by GAAP to be provided or reserved against on a balance sheet.

“Liens” means all judgments, pledges, rights of first refusal or first offer, mortgages, indentures, claims, liens, security interests and other encumbrances of every kind and nature.

“Material Adverse Effect” means any change or effect (or series of related changes or effects) which in the aggregate has or is reasonably likely to have a material adverse effect upon the business, assets, liabilities, results of operations or financial condition of the Company and any of its Subsidiaries, taken as a whole; provided that the foregoing shall not include any change or effect resulting from (i) United States or global business or economic conditions or conditions in the industry in which the Company is engaged in business which do not disproportionately affect the Company, (ii) changes in any Law after the date hereof, (iii) U.S. or international political or social conditions, including military conflicts or acts of terrorism anywhere in the world and including any pandemics, (iv) the general public awareness of the transactions contemplated in this Agreement or the execution of this Agreement or announcement thereof (including any changes in the relationship between the Company and any of its customers or suppliers), (v) any change in GAAP after the date hereof, or (vi) any adverse change in or effect on the business of the Company that is cured before the earlier to occur of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to

Article 9.

“Merger Consideration” shall mean the Closing Consideration, plus the Earnout Consideration (if any).

“Net Working Capital” means the net working capital of the Company calculated (i) in accordance with the formula and methodology set forth on Annex IV, and (ii) in any event, in accordance with GAAP, except as set forth on Annex IV.

“Other Benefit Plan” means any bonus, deferred compensation, stock purchase, stock option, restricted stock, stock appreciation rights, phantom stock rights, severance, salary continuation, vacation, sick leave or other employee plan, agreement or arrangement other than a Plan, Multiemployer Plan and Welfare Plan.

“Payroll Tax Amount” means all Medicare (or similar state tax) contributions resulting from the exercise, repurchase or cash-out of any Stock Options, in each case including payments pursuant to Section 2.3.

“Per Share Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration by (ii) the total number of outstanding shares of Company Stock plus the total number of shares represented by all Accelerated Options and Vested Options, in each case, as of immediately prior to the Effective Time (excluding any shares of Company Stock cancelled pursuant to Section 2.2(a)(ii) and Dissenting Shares).

“Per Share Merger Consideration” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the total number of outstanding shares of Company Stock plus the total number of shares represented by all Accelerated Options and Vested Options, in each case, as of immediately prior to the Effective Time (excluding any shares of Company Stock cancelled pursuant to Section 2.2(a)(ii) and Dissenting Shares).

“Per Share Accelerated Option Consideration” has the meaning given in Section 2.3(b).

“Per Share Vested Option Consideration” has the meaning given in Section 2.3(a).

“Percentage Ownership” means, with respect to each Shareholder or Stock Option Holder, as the case may be, the percentage equal to the quotient obtained by dividing (i) either (A) the number of shares of Company Stock held by such Shareholder, as of immediately prior to the Effective Time, and/or (B) the number of shares of Common Stock such Stock Option Holder of could have purchased had such holder exercised such Accelerated Options and/or Vested Options in full immediately prior to the Effective Time, by (ii) the total number of outstanding shares of Company Stock, plus the total number of shares represented by all outstanding Accelerated Options and Vested Options, in each case, as of immediately prior to the Effective Time (excluding any shares of Company Stock cancelled pursuant to Section 2.2(a)(ii) and Dissenting Shares).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all licenses, franchises, permits, certificates, consents, registrations, authorizations or approvals of any Governmental Authority, other than Environmental Permits.

“Permitted Liens” means all (i) statutory Liens for Taxes not yet due; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (iv) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of the Company’s assets, or irregularities in title which, individually do not in the aggregate materially detract from the value or use of the Company’s assets; and (v) Liens securing Indebtedness reflected on the Financial Statements.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, or any governmental entity, agency or political subdivision.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.

“Post Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Proprietary Software” means Software which is owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, dumping, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Restrictions” means, except as set forth in the Company’s articles of incorporation and bylaws, all of the following with respect to the Shares: options, proxies, voting trusts, voting agreements, shareholder agreements, preemptive rights, and transfer and other similar restrictions (other than those imposed by applicable Law).

“Retained Employees” has the meaning set forth in Section 7.2(a).

“Returns” means all Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority with respect to any Pre Closing Tax Period by or on behalf of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” means holders of shares of Company Stock at the Effective Time.

“Shares” means all of the issued and outstanding capital stock of the Company to be purchased by Buyer hereunder, representing 100% of the issued and outstanding shares of the Company.

“Software” means (i) all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), and all documentation, including user manuals and training materials, relating to any of the foregoing; and (ii) the content and information contained in any web site.

“Stock Option” means each unexpired and unexercised option in respect of any shares of capital stock of the Company.

“Stock Option Holder” means a holder of Accelerated Options or Vested Options.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” means any (a) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or withholding, or other tax, charge, levy, assessment, or fee of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, imposed by any Governmental Authority (a “Taxing Authority”) including any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) before the Closing Date a member of any affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation, by contract or pursuant to Law, to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Third Party Claim” means any action, lawsuit, proceeding, investigation, or like matter which is asserted or Threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Threatened” – A matter or action shall be deemed to have been “Threatened” for purposes of this Agreement if any demand or statement has been made that would lead a reasonable Person to conclude that such matter or action is reasonably likely to be asserted, commenced, taken or otherwise pursued.

“Transaction Expense Amount” means the sum of all amounts payable with respect to the fees and expenses of, the Company’s financial advisors, bankers, legal counsel, auditors, accountants and consultants in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby; provided that, when calculating the Transaction Expense Amount, an amount equal to $15,000 shall be deducted from the aggregate fees and expenses of the Company’s legal counsel.

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA.

ANNEX I

MAJOR SHAREHOLDERS

Shareholder	Number of Shares of Class A Common Stock	Percentage Ownership of Class A Common Stock
Alan Fitzgerald	2,700,000	71.31%
Sheila Fitzgerald	300,000	7.92%
Robert Benkendorf	300,000	7.92%
Gloria Zemla	45,000	1.19%

ANNEX II

KEY EMPLOYEE

Alan Fitzgerald

ANNEX III

Form of Amended and Restated Articles of IncoRporation

ANNEX IV

NET WORKING CAPITAL

•
“Net Working Capital” means the excess of Current Assets over Current Liabilities, excluding the effect (including the Tax effect) of any act, event or transaction after the Closing not in the ordinary course of business of the Company.

•
“Current Assets” means the current assets (consisting of cash and cash equivalents, accounts receivable (net of allowances), inventory (net of reserves), prepaid expenses and income tax receivables) of the Company.

•
“Current Liabilities” means the current liabilities (consisting of accounts payable, accrued expenses, the amount set forth in the Payout Letter as fully discharging the Company’s line of credit with Silicon Valley Bank, and the current portion of the Citicorp Vendor Finance, Inc. capital lease) of the Company.

•	“Closing Net Working Capital” means the Net Working Capital of the Company as shown on the Closing Balance Sheet, as determined by Buyer in accordance with this Annex IV and Section 2.7.

•
The Closing Balance Sheet shall (x) fairly present the financial position of the Company as at the close of business on the Closing Date in accordance with GAAP applied on a consistent basis, (y) include line items substantially consistent with those in the Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet, but in all instances in accordance with GAAP.

•
If in connection with the preparation of the Closing Balance Sheet or the calculation of Closing Net Working Capital, any errors or omissions are discovered with respect to any item that affects the value of current assets over current liabilities of the Company as shown on the Balance Sheet, then the Balance Sheet, Closing Balance Sheet, and Minimum Working Capital shall be appropriately adjusted to correct for the effect of such errors or omissions so that the Closing Balance Sheet reflects only the passage of time with respect to any such item.  All of the adjustments to be made in the preceding sentence shall be made in accordance with GAAP applied on a consistent basis.

•	An indicative form of Closing Balance Sheet is attached hereto as Appendix 1.

2077310.6